    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 7, 1999


                                                      REGISTRATION NO. 333-87311

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                   AMENDMENT
                                    NO. 1 TO


                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                            HARRIS INTERACTIVE INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    8532                                   16-1538028
    (State or other jurisdiction of             (Primary Standard Industrial          (I.R.S. Employer Identification No.)
     incorporation or organization)               Classification Code No.)

                              135 CORPORATE WOODS
                           ROCHESTER, NEW YORK 14623
                                 (716) 272-9020
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
             GORDON S. BLACK, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              135 CORPORATE WOODS
                           ROCHESTER, NEW YORK 14623
                                 (716) 272-9020
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------
                                with copies to:

         THOMAS E. WILLETT, ESQ.                     CHARLES F. NIEMETH, ESQ.
        Harris Beach & Wilcox, LLP                    O'Melveny & Myers LLP
           130 East Main Street                  153 East 53rd Street, 53rd Floor
        Rochester, New York 14604                 New York, New York 10022-4611
              (716) 232-4440                              (212) 326-2000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /____
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /____
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /____
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                                           PROPOSED MAXIMUM       AMOUNT OF
                           TITLE OF EACH CLASS OF SECURITIES                                  AGGREGATE          REGISTRATION
                                    TO BE REGISTERED                                      OFFERING PRICE(1)         FEE(2)
Common Stock, par value $.001 per share.................................................     $86,250,000           $23,978


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.


(2) Registration fee previously paid by Registrant.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 7, 1999


PROSPECTUS

                                          SHARES

                                     [LOGO]
                            HARRIS INTERACTIVE INC.
                                  COMMON STOCK
----------------------------------------------------------------------

    This is our initial public offering of shares of common stock. We are
offering            shares. No public market currently exists for our shares.

    We will list our shares on the Nasdaq National Market under the symbol
"HPOL." Anticipated Price Range $      to $      per share.

    INVESTING IN THE SHARES INVOLVES RISKS. "RISK FACTORS" BEGIN ON PAGE 9.

                                                                          PER SHARE     TOTAL
                                                                          ----------  ---------
Public Offering Price...................................................  $           $
Underwriting Discount...................................................  $           $
Proceeds to Harris Interactive..........................................  $           $

    We have granted the underwriters a 30-day option to purchase up to additional shares of common stock on the same terms and conditions as set forth above solely to cover over-allotments, if any.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    Lehman Brothers expects to deliver the shares on or about            , 1999.
--------------------------------------------------------------------------------

LEHMAN BROTHERS
         U.S. BANCORP PIPER JAFFRAY

                        VOLPE BROWN WHELAN & COMPANY

                                                                      E*OFFERING

           , 1999

                            [INTENTIONALLY OMITTED]

                               TABLE OF CONTENTS

                                                      PAGE
                                                   -----------
Prospectus Summary...............................           4
Risk Factors.....................................           9
Use of Proceeds..................................          19
Dividend Policy..................................          19
Capitalization...................................          20
Dilution.........................................          21
Selected Consolidated Financial Data.............          22
Management's Discussion and Analysis of Financial
  Condition and Results of Operations............          23
Business.........................................          29

                                                      PAGE
                                                   -----------
Management.......................................          43
Certain Transactions.............................          51
Principal Stockholders...........................          53
Description of Capital Stock.....................          55
Shares Eligible for Future Sale..................          58
Underwriting.....................................          60
Legal Matters....................................          62
Experts..........................................          62
Change in Principal Accountants..................          63
Available Information............................          63
Index to Consolidated Financial Statements.......         F-1

                             ABOUT THIS PROSPECTUS

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

    SEE THE SECTION OF THIS PROSPECTUS ENTITLED "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK.

    Unless otherwise specifically stated, all information contained in this prospectus:

    - reflects the conversion of all of our preferred stock into common stock upon the closing of this offering;

    - reflects the filing of an amendment to our certificate of incorporation, upon the closing of this offering, which authorizes five million shares of undesignated preferred stock; and

    - assumes no exercise of the underwriters' over-allotment option.

    References in this prospectus to "we," "our" and "us" refer to Harris Interactive Inc., together with its subsidiaries and predecessor corporations, unless the context otherwise requires. References in this prospectus to our fiscal year refer to the 12-month period ended June 30 of that year.

    HARRIS POLL, HARRIS INTERACTIVE and the Harris logo design are registered marks of Harris Interactive. This prospectus also includes other trademarks, trade names and service marks of Harris Interactive and of other parties.

    Until             , 1999, all dealers selling shares of the common stock,
whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY AND THE COMMON STOCK BEING SOLD IN THIS OFFERING AND OUR AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

                               HARRIS INTERACTIVE

OUR BUSINESS

    We are the leading Internet-based market research and polling firm in the world, with the largest online panel of approximately 4.3 million unique cooperative respondents. Known for our HARRIS POLL, we have provided our clients with high quality products and services for over 40 years. Our extensive Internet panel and our proprietary technology infrastructure enable us to provide our clients with timely and cost-efficient access to the opinions, experiences and attitudes of people worldwide. We have rapidly grown our Internet panel, in large part, through our relationship with Excite@Home, a leading Internet portal. We also conduct market research and polling services utilizing traditional polling methodologies, which include direct mail, telephone-based surveys, mall intercepts, focus groups and in-person interviews.

    We believe we are the largest full service provider of Internet-based market research and polling services, providing such services as:

    - CUSTOM RESEARCH. Market research and polling conducted on an issue specifically identified by a client;

    - MULTI-CLIENT RESEARCH. Studies developed for and sold to a large number of clients who have a similar interest in a particular subject area;

    - SERVICE BUREAU RESEARCH. Market research and polling conducted for other market research organizations; and

    - CUSTOMER RELATIONSHIP SERVICES. Outsourced customer service operations for corporations and organizations.

    We provide market research and polling products and services to a broad range of companies, non-profit organizations and governmental agencies. Our key clients include Eastman Kodak Company, Johnson & Johnson, United Parcel Service and Xerox Corporation.

OUR MARKET OPPORTUNITY

    Companies are operating in an increasingly complex business environment, characterized by heightened competition, globalization of product markets, shortened product life cycles and rapidly changing consumer preferences. This business environment has escalated the need for accurate and timely information about the preferences, needs, purchase behavior and brand recognition of potential and existing customers. Companies also need continuous tracking capabilities so that they can ascertain product performance and competitive position, monitor consumer satisfaction, measure advertising effectiveness and determine price sensitivity.

    Historically, these information-gathering and tracking functions have been performed using traditional market research methodologies. The ability of traditional market research methodologies to deliver accurate and objective data rapidly is limited by high data acquisition costs, small sample sizes and the extensive time required to perform the research. As a result, broad-based research projects, which require a large number of survey participants, are prohibitively costly except for companies and organizations with significant resources. The growth and rapid adoption of the Internet is changing the market research and polling industry, making it possible for the first time to survey a very broad, diverse population at low cost and at speeds that are unattainable through any other method.

    We believe that Internet-based market research and polling offers significant advantages over traditional methodologies, including cost efficiency, versatility, speed and productivity.

THE HARRIS ADVANTAGE

    We offer a broad suite of Internet-based market research and polling products and services to meet our clients' needs for rapid, comprehensive and accurate information about the views, experiences and attitudes of people worldwide. We possess several key competitive advantages that we believe will enable us to maintain and expand our leading market position. Our key competitive advantages include:

    - THE LARGEST INTERNET PANEL. We have developed what we believe to be the largest Internet panel in the world. Currently, our Internet panel consists of approximately 4.3 million unique cooperative respondents, who are individuals that have voluntarily agreed to participate in our various online market research and polling studies. Our large and diverse Internet panel enables us to utilize survey sizes that range from a large representative sample of the overall population to targeted subsets and to develop new products and services for new markets.

    - PROPRIETARY TECHNOLOGY INFRASTRUCTURE. Over the past two fiscal years, we have expended, and will continue to expend, substantial financial and management resources in the development of our proprietary technology infrastructure, data analysis techniques and internal systems and procedures to capitalize on the Internet opportunity within our industry. Our technology infrastructure is scalable, which means it can accommodate the expansion of our business without significant modifications to our existing system design.

    - STRONG BRAND NAME/LONG STANDING CLIENT RELATIONSHIPS. We believe the HARRIS POLL is one of the best known polls operating in the United States today. For over 40 years, we have been recognized as providing trusted market research products and services to a broad range of companies, non-profit organizations and governmental agencies.

    - KEY STRATEGIC RELATIONSHIPS. We have entered into several agreements and relationships to expand and replenish our Internet panel and to develop and promote various market research products and services. Our key strategic relationships include those with Excite@Home, Market Facts, NBC, Gomez Advisors and ZDNet.

OUR FOCUSED GROWTH STRATEGY

    Our goal is to expand our position as the leading global Internet-based market research and polling firm by providing high quality products and services to our clients. Key elements of our strategy are to:

    - maximize the revenue-generating capacity of our Internet panel by increasing the size and scope of our business with existing and potential clients;

    - establish new strategic relationships worldwide to expand our online panel rapidly and to facilitate new product development;

    - further enhance our scalable, proprietary technology infrastructure;

    - continue to build brand awareness of our Internet-based market research and polling products and services; and

    - seek strategic acquisitions of, or investments in, complementary businesses, products, services or technologies.

CORPORATE INFORMATION

    We were incorporated in Delaware on July 1, 1997 under the name Harris Black International Ltd. and later changed our name to Harris Interactive Inc. We own all of the capital stock of Gordon S. Black Corporation, a New York corporation. Substantially all of our operations are currently conducted through Gordon S. Black Corporation and its wholly owned subsidiaries, GSBC Ohio Corporation, an Ohio corporation, and Louis Harris & Associates, Inc., a New York corporation. In 1996, we acquired substantially all of the assets, including the name, of Louis Harris and Associates, Inc., which was founded in 1959. Our executive offices are located at 135 Corporate Woods, Rochester, New York 14623. Our telephone number at that address is (716) 272-9020, and our Internet address is www.harrisinteractive.com. INFORMATION ON OUR WEBSITE DOES NOT CONSTITUTE PART OF THIS PROSPECTUS.

                           FORWARD-LOOKING STATEMENTS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS BASED ON OUR CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS ABOUT US AND OUR INDUSTRY THAT ADDRESS, AMONG OTHER THINGS:

    - THE ACCEPTANCE OF INTERNET-BASED MARKET RESEARCH AND POLLING BY EXISTING AND POTENTIAL CLIENTS;

    - OUR ABILITY TO EXPAND OUR INTERNET PANEL BOTH DOMESTICALLY AND INTERNATIONALLY;

    - OUR ABILITY TO MARKET OUR MULTI-CLIENT MARKET RESEARCH PRODUCTS AND SERVICES AND HARRIS INTERACTIVE SERVICE BUREAU RESEARCH;

    - OUR ABILITY TO ESTABLISH STRATEGIC RELATIONSHIPS;

    - OUR ABILITY TO CONTINUE TO DEVELOP AND IMPROVE OUR TECHNOLOGY INFRASTRUCTURE;

    - SIGNIFICANT INCREASES IN COMPETITIVE PRESSURES IN THE MARKET RESEARCH INDUSTRY; AND

    - COSTS OR DIFFICULTIES RELATING TO OUR TRANSITION FROM OUR TRADITIONAL BUSINESS TO OUR INTERNET-BASED BUSINESS.

    THESE FORWARD-LOOKING STATEMENTS MAY BE FOUND IN THE SECTIONS OF THIS PROSPECTUS ENTITLED "PROSPECTUS SUMMARY," "RISK FACTORS," "USE OF PROCEEDS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," AND IN THIS PROSPECTUS GENERALLY. WHEN USED IN THIS PROSPECTUS, THE WORDS "EXPECTS," "ANTICIPATES," "INTENDS," "PLANS," "BELIEVES," "SEEKS" AND "ESTIMATES" AND SIMILAR EXPRESSIONS ARE GENERALLY INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF MANY FACTORS, AS MORE FULLY DESCRIBED IN THE "RISK FACTORS" SECTION AND ELSEWHERE IN THIS PROSPECTUS.

                                  THE OFFERING

Common stock offered by us...................  shares

Common stock to be outstanding after the
  offering...................................  shares

                                               Excludes 3,777,200 shares of common stock
                                               issuable upon exercise of outstanding
                                               options, 1,250,000 additional shares of
                                               common stock that have been reserved for
                                               issuance under our 1999 long-term incentive
                                               plan, 500,000 additional shares of common
                                               stock that have been reserved for issuance
                                               under our 1999 employee stock purchase plan
                                               and 216,608 shares of common stock that have
                                               been reserved for issuance upon exercise of
                                               outstanding warrants.

Use of proceeds..............................  For working capital and general corporate purposes, including expansion of our Internet
                                               panel, development of new technologies,
                                               products and services, and possible strategic
                                               acquisitions or investments. See "Use of
                                               Proceeds."

Proposed Nasdaq National Market symbol.......  HPOL

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    The following table summarizes the audited consolidated financial information for our business. The consolidated financial data for fiscal years ended June 30, 1995, 1996 and 1997 reflect the results of operations of our predecessor corporation. You should read this information together with our audited consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                        FISCAL YEAR ENDED JUNE 30,
                                                         ---------------------------------------------------------
                                                            1995        1996        1997        1998       1999
                                                         ----------  ----------  ----------  ----------  ---------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues from services.................................     $10,865     $14,625     $23,327     $26,290   $ 28,965
Cost of services.......................................       7,558      10,209      15,629      16,618     19,086
                                                         ----------  ----------  ----------  ----------  ---------
Gross profit...........................................       3,307       4,416       7,698       9,672      9,879
Operating expenses:
  Database development expenses........................          --          --          --       2,753      4,505
  Selling, general and administrative expenses.........       2,753       3,781       6,391       9,812     14,401
                                                         ----------  ----------  ----------  ----------  ---------
    Total operating expenses...........................       2,753       3,781       6,391      12,565     18,906
                                                         ----------  ----------  ----------  ----------  ---------
Operating income (loss)................................         554         635       1,307      (2,893)    (9,027)
Other income (deductions)..............................          33          13         (89)       (160)       180
                                                         ----------  ----------  ----------  ----------  ---------
Earnings (loss) before income taxes....................         587         648       1,218      (3,053)    (8,847)
Income tax expense (benefit)...........................         250         260         490      (1,114)        --
                                                         ----------  ----------  ----------  ----------  ---------
Net earnings (loss)....................................         337         388         728      (1,939)    (8,847)
Accrued dividends on preferred stock...................          --          --          --          --     (1,176)
                                                         ----------  ----------  ----------  ----------  ---------
Net earnings (loss) available to the holders of common
  stock................................................      $  337      $  388      $  728    $ (1,939)  $(10,023)
                                                         ----------  ----------  ----------  ----------  ---------
                                                         ----------  ----------  ----------  ----------  ---------
Basic and diluted net earnings (loss) per share........     $   .03     $   .03     $   .06     $  (.16)  $  (1.01)
                                                         ----------  ----------  ----------  ----------  ---------
                                                         ----------  ----------  ----------  ----------  ---------
Basic weighted average shares outstanding..............  12,359,319  11,635,454  11,741,935  11,903,256  9,955,261
Diluted weighted average shares outstanding............  12,426,929  11,954,551  12,371,865  11,903,256  9,955,261

    The following table is a summary of our consolidated balance sheet data:

    - on an actual basis;

    - on a pro forma basis after giving effect to the conversion of all of our outstanding preferred stock into common stock which will occur upon the closing of this offering; and

    - on a pro forma as adjusted basis to reflect the sale of             shares
      of common stock at an assumed initial public offering price of $
            per share, after deducting underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                                                                                       AS OF JUNE 30, 1999
                                                                               -----------------------------------
                                                                                                        PRO FORMA
                                                                                ACTUAL     PRO FORMA   AS ADJUSTED
                                                                               ---------  -----------  -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents....................................................  $     108   $     108    $
Working capital..............................................................        552         552
Total assets.................................................................     14,785      14,785
Mandatory redeemable preferred stock.........................................     15,876          --
Total stockholders' equity (deficit).........................................     (8,496)      7,380

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING A DECISION TO BUY OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY BELIEVE ARE IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, INCLUDING OUR AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS.

                         RISKS RELATED TO OUR BUSINESS

OUR GROWTH WILL DEPEND UPON THE MARKET'S ACCEPTANCE OF INTERNET-BASED MARKET
  RESEARCH AND POLLING

    The success of our business will depend on our ability to develop and market products and services that achieve broad market acceptance by our current and potential clients. These clients must accept the Internet as an attractive and sustainable substitute medium for traditional methodologies of conducting market research to which they are accustomed, such as direct mail, telephone-based surveys, mall intercepts, focus groups and in-person interviews. We have expended substantial financial and management resources in the development and growth of our Internet-based market research and polling business. If our current and potential clients do not accept our Internet-based market research and polling methodologies, our revenues may not meet expectations or may decline, and our business would likely suffer.

WE HAVE A LIMITED INTERNET-RELATED OPERATING HISTORY UPON WHICH YOU MAY EVALUATE
  US

    Historically, we have provided market research and polling services utilizing traditional methodologies. In September 1997, we began developing our Internet panel and building the technology infrastructure to provide online market research and polling services. In November 1997, we introduced our first Internet-based market research and polling products and services. For fiscal 1999, we recognized $2.9 million in revenues from our Internet-based market research and polling business, which represented approximately 10% of our total revenues. Accordingly, we have a limited Internet-related operating history from which you can evaluate our business and prospects. We face risks and uncertainties relating to our ability to implement our business plan successfully. If we are unsuccessful in addressing these risks and uncertainties, our business, financial condition and results of operations would likely suffer.

WE WILL NOT BE ABLE TO EXECUTE OUR BUSINESS PLAN IF THE MARKET FOR OUR INTERNET-BASED MARKET RESEARCH AND POLLING PRODUCTS AND SERVICES DOES NOT DEVELOP

    To date, sales of our traditional market research and polling products and services, in particular our custom research products, have accounted for a significant portion of our revenues. For fiscal 1999, we recognized $26.1 million in revenues from our traditional market research and polling business, which represented approximately 90% of our total revenues. However, our business plan assumes that our Internet-based products and services will account for a significant and growing portion of our revenues in the future. If we are unsuccessful in implementing our business plan, our revenues would likely not meet expectations or may decline.

WE MUST CONTINUALLY ATTRACT AND RETAIN SKILLED, TECHNICAL, MANAGERIAL, MARKETING, SALES AND OTHER PERSONNEL OR WE WILL BE UNABLE TO EXECUTE OUR BUSINESS STRATEGY

    Our future success will depend, in part, on our ability to attract, retain and motivate highly skilled technical, managerial, marketing, sales and client support personnel. Competition for these personnel is intense, especially in the Internet industry, and we may be unable to attract, integrate or retain sufficiently qualified personnel or the number of qualified personnel our business plan assumes. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. To the extent that we are unable to hire and retain skilled employees, our business would likely suffer.

WE RELY HEAVILY ON TWO CLIENTS FOR A SUBSTANTIAL AMOUNT OF OUR REVENUES. IF WE WERE TO LOSE, OR IF THERE WERE A MATERIAL REDUCTION IN BUSINESS FROM, EITHER ONE OF THESE CLIENTS, OUR BUSINESS WOULD LIKELY SUFFER

    We derive a substantial portion of our total revenues from Xerox Corporation and Johnson & Johnson. In fiscal 1999, 15% of our total revenues was derived from Xerox Corporation and 14% of our total revenues was derived from Johnson & Johnson. In fiscal 1998, 15% of our total revenues was derived from Xerox Corporation and 19% of our total revenues was derived from Johnson & Johnson. In fiscal 1997, Xerox Corporation accounted for approximately 22% of our total revenues. We do not have long-term contracts with either one of these clients. The loss of, or material reduction in business from, either one of these clients, without replacement, would have a material adverse effect on our business, financial condition and results of operations.

WE HAVE INCURRED LOSSES IN RECENT YEARS AND EXPECT TO CONTINUE TO INCUR LOSSES FOR THE FORESEEABLE FUTURE

    Over the past two fiscal years, we have expended approximately $14.3 million to develop and maintain our Internet capabilities, comprising approximately $7.3 million to develop our Internet panel and approximately $7.0 million to develop and maintain our technology infrastructure. As a result, we incurred net losses of $8.8 million in fiscal 1999 and $1.9 million in fiscal 1998, and we have a stockholders' deficit of $8.5 million as of June 30, 1999. Given the level of our planned operating expenditures, we expect to continue to incur losses for the foreseeable future. Furthermore, we base current and future expense levels on our operating plans and our estimates of future revenues. If our revenues grow at a slower rate than we anticipate, or if our spending levels exceed our expectations or cannot be adjusted to reflect slower revenue growth, we may not be able to achieve profitability. Even if we achieve profitability in the future, we may be unable to sustain or increase profitability on a quarterly or annual basis.

FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS MAY CAUSE OUR STOCK PRICE TO
  DECLINE

    Our operating results have in the past and may in the future fluctuate significantly from quarter to quarter. Our operating results are difficult to forecast given our limited operating history in Internet-based market research and polling. In some future periods, our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our common stock would likely decline.

    You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. Factors that have caused our results to fluctuate in the past or that may affect us in the future include:

    - demand for our Internet-based and traditional market research and polling products and services;

    - demand for market research and polling products and services generally;

    - our relative mix of Internet-based and traditional market research and polling businesses;

    - technical difficulties or system downtime affecting the Internet generally or the operation of our website specifically;

    - seasonal fluctuations due to decreases in requests for market research and polling services during the summer and year-end vacation and holiday periods;

    - our ability to increase the size and scope of our Internet panel that we will use to develop new products and services to generate revenues;

    - fluctuations in general economic conditions or the budgets of our clients; and

    - development of competitive products and services.

    Some of these factors are within our control and others are outside of our control.


WE HAVE OBTAINED SUBSTANTIALLY ALL OF OUR UNIQUE COOPERATIVE RESPONDENTS FROM
  EXCITE@HOME



    We have obtained substantially all of our unique cooperative respondents through our alliance with Excite@Home, a leading Internet portal. If this contract were terminated by either party, we would need to develop another reliable source of unique cooperative respondents with which to build and replenish our online panel. If we were unable to develop an alternative source, our business, financial condition and results of operations would likely suffer.


WE DEPEND ON OUR UNIQUE COOPERATIVE RESPONDENTS FOR RESEARCH INFORMATION AND
  INCREASED REVENUES

    Our success is highly dependent on our ability to obtain and retain cooperative respondents and to increase the number of cooperative respondents we have available in our Internet panel. Moreover, our cooperative respondents voluntarily participate in our surveys, with some inducement to continue to participate through minimal promotional campaigns. Our ability to increase the number of cooperative respondents or increase revenues from our Internet panel may be harmed if:

    - a significant number of our current cooperative respondents decide that they are no longer willing to participate in our surveys;

    - we are required to rely on a small number of cooperative respondents for numerous surveys on a variety of subjects and, as a result, we lose our respondents due to numerous requests for participation; or

    - our cooperative respondents become frustrated with the layout and design of our questionnaires and, as a result, reduce their participation in our surveys.

    If we were required to replace or retain our cooperative respondents through increased promotional campaigns, our operating expenses would increase. Moreover, if the number of cooperative respondents in our Internet panel decreases or the demographic composition of our Internet panel narrows, our ability to provide our clients with accurate and statistically projectable information would likely suffer. Our business cannot grow and will suffer if our Internet panel becomes unreliable because of its size or because it is no longer representative of the general population.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY

    The markets for our products and services are highly competitive. We compete for clients with market research firms offering Internet-based and traditional market research and polling services. We expect to face competition in the future from other traditional market research firms who develop Internet-related products and services or other companies with access to large databases of individuals with whom they can communicate on the Internet. These companies may, either alone or in alliances with other firms, penetrate the Internet-based market research and polling market.

    Many of our current and potential competitors have longer operating histories and significantly greater financial and marketing resources. These competitors may be able to undertake more extensive marketing campaigns for their services, adopt more aggressive pricing policies and make more attractive offers to potential employees, strategic partners and customers. Further, our competitors and potential competitors may develop technologies that are superior to ours, or that achieve greater market acceptance than our own. The above factors, either alone or in combination, would likely result in a loss of market share and reduced levels of revenue and profitability.

THERE ARE RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS OR INVESTMENTS

    As part of our continued strategy to expand our Internet panel, our technology infrastructure and our products and services, we may acquire or make investments in complementary businesses, services, products or technologies if appropriate opportunities arise. We may be unable to identify suitable acquisition or investment candidates at reasonable prices or on reasonable terms. Risks involved with acquisitions are numerous, and include:

    - the difficulties in the integration and assimilation of the operations, technologies, products and personnel of the acquired business;

    - the diversion of management's attention from other business concerns;

    - the availability of favorable acquisition financing; and

    - the potential loss of key employees of any acquired business.

    Furthermore, future acquisitions may result in, among other things, the use of significant amounts of cash, potentially dilutive issuances of equity securities, and amortizable expenses related to goodwill and other intangible assets. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses.

THE LOSS OF THE SERVICES OF ONE OR MORE OF OUR KEY PERSONNEL COULD DISRUPT OUR OPERATIONS AND RESULT IN LOSS OF REVENUES

    Our future success depends to a significant extent on the continued services of our key technical and senior management personnel and their ability to execute our business plan. The loss of the services of any of these persons, or certain other key employees, could seriously harm our business. None of our officers or key employees is bound by an employment agreement, and our relationships with our officers and key employees are at will. We carry "key person" life insurance on Gordon S. Black, our Chairman and Chief Executive Officer. We do not have "key person" life insurance policies covering any of our other employees.

WE ARE GROWING RAPIDLY AND MUST EFFECTIVELY MANAGE AND SUPPORT OUR GROWTH FOR OUR BUSINESS STRATEGY TO SUCCEED

    We have grown rapidly and will need to continue to grow in all areas of operation to execute our business strategy. Managing and sustaining our growth will place significant demands on management as well as on our administrative, operational, technical and financial systems and controls. If we are unable to manage our growth effectively, we would have to divert resources away from the continued growth of our business and the implementation of our business strategy.

WE MUST KEEP PACE WITH RAPID TECHNOLOGICAL CHANGE AND THE INTENSE COMPETITION OF THE MARKET RESEARCH AND POLLING INDUSTRY TO SUCCEED

    The market research and polling industry is characterized by intense competition, frequent new product and service introductions and evolving methodologies. The recent growth of the Internet exacerbates these market characteristics. To succeed, we will need to develop and integrate effectively the various software programs, technologies and methodologies required to enhance and improve our market research product and service offerings and manage our business. Any enhancements or new services or products must meet the requirements of our current and potential clients and achieve significant market acceptance. Our success also will depend on our ability to adapt to rapidly changing technologies by improving continually the performance features and reliability of our products and services. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. We could also incur substantial costs if we need to modify our services or infrastructure to adapt to these changes.

THE PERFORMANCE OF OUR INTERNET-BASED TECHNOLOGY INFRASTRUCTURE IS CRITICAL TO OUR BUSINESS AND OUR REPUTATION

    Any system failure, including network, software or hardware failure, that causes an interruption in our ability to communicate with our Internet panel or in our ability to collect research data could result in reduced revenue, and could impair our reputation.

    Our systems and operations are vulnerable to damage or interruption from fire, earthquake, power loss, telecommunications failure, break-ins and similar events and we depend on a third party for protection of most of our systems from these events. We have no formal disaster recovery plan and our business interruption insurance may not adequately compensate us for any losses that may occur due to any failures in our system and any resulting interruptions in our communications with our Internet panel or in our data collection efforts. In addition, our servers and software must be able to accommodate a high volume of traffic. Any substantial increase in demands on our servers will require us to expand and adapt our network infrastructure. If we were unable to add additional software and hardware to accommodate increased demand, unanticipated system disruptions and slower data collection would likely result. Moreover, our Internet panel members communicate with us using various Internet service providers. These providers have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. Any system delays or failures of service providers to our Internet panel could adversely affect the results of our Internet-based research data, which could have a material adverse effect on our business, financial condition and results of operations.

YEAR 2000 PROBLEMS WITH OUR INTERNAL SYSTEMS AND THE SYSTEMS OF OUR SUPPLIERS AND WEB INFRASTRUCTURE COULD REQUIRE SIGNIFICANT TIME AND EXPENSE AND COULD REDUCE OUR FUTURE REVENUES

    We may be exposed to a loss of revenues and our operating expenses could increase if the systems on which we are dependent to conduct our operations are not year 2000 compliant. Our potential areas of exposure are information technology, including computers and software which we purchase or license from third parties and internally developed software, and non-information technology, including telephone systems and other equipment used internally. The reasonably likely, worst case scenario for year 2000 issues would be the existence of a significant defect in key hardware or software without an immediately available solution. If a problem is detected in these components during our year 2000 compliance testing process, these components will need to be revised or replaced. If our present efforts to address the year 2000 compliance issues are not successful, or if suppliers and other third parties with which we do business do not successfully address these issues, our business would likely suffer. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

WE DEPEND ON PROPRIETARY RIGHTS TO DEVELOP AND PROTECT OUR TECHNOLOGY

    Our success and ability to compete substantially depend on our internally developed technologies and trademarks, which we protect through a combination of patent, copyright, trade secret and trademark laws. However, patent applications or trademark registrations may not be approved. Even if they are approved, our patents or trademarks may be successfully challenged by others or invalidated. If our trademark registrations are not approved because third parties own these trademarks, our use of these trademarks would be restricted unless we enter into arrangements with the third-party owners, which might not be possible on commercially reasonable terms or at all. We have trademark registrations for a number of our trademarks, including the HARRIS POLL. If we were prevented from using our HARRIS POLL, our brand recognition and business would likely suffer. We would have to make substantial financial commitments to promote and rebuild our brand identity and loyalty with our clients and members of our Internet panel, reimplement our website and devise new hard copy materials, such as promotional brochures and similar marketing materials. In addition, the prior owner of Louis Harris & Associates sold the HARRIS name to a third party for use in Europe and the European portion of the former Soviet Union. As a result, in those territories, we do not have rights to use the HARRIS name in any form.

    We generally enter into confidentiality or license agreements with parties with whom we do business, and generally control access to and distribution of our technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our technologies. The steps we have taken may not prevent misappropriation of our technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

    We also rely on off-the-shelf technologies that we license from third parties. "Off-the-shelf" technology refers to generally commercially available software that is not customized for a particular user. These third party licenses may not continue to be available to us on commercially reasonable terms or at all. The inability to use licensed technology important to our business could require us to obtain substitute technology of lower quality or performance standards or at a greater cost. In the future, we may seek to license additional technology to enhance our current technology infrastructure. We cannot be certain that any such licenses will be available on commercially reasonable terms or at all. The loss any of these technology licenses could result in delays in providing our products and services until equivalent technology, if available, is identified, licensed and integrated.

POSSIBLE INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS BY THIRD PARTIES COULD BE
  COSTLY

    We cannot guarantee that infringement or other claims will not be asserted or prosecuted against us in the future, whether resulting from our internally-developed intellectual property or licenses or content from third parties. Any future assertions or prosecutions could be time consuming, result in costly litigation and diversion of technical and management personnel or require us to pay money damages, introduce new trademarks, develop non-infringing technology, or enter into royalty or licensing agreements. Any of those events could substantially increase our operating expenses and potentially reduce our expected revenues. These royalty or license agreements, if required, may not be available on acceptable terms, or at all. Our ability to execute our business strategy will suffer if a successful claim of infringement is brought against us and we are unable to introduce new trademarks, develop non-infringing technology or license the infringed or similar technology on a timely basis. Moreover, our general liability insurance may not cover, or may not be adequate to cover all costs incurred in, defense of potential trademark infringement claims, or to indemnify us for all liability that may be imposed.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL TO ACHIEVE OUR BUSINESS OBJECTIVES

    We may need to raise additional funds in the future to fund the expansion of our Internet panel and the marketing of our products and services, or to acquire complementary businesses, technologies or services. Any required additional financing may be unavailable on terms favorable to us, or at all. If we raise additional funds by issuing equity securities, you may experience significant dilution of your ownership interest and such securities may have rights senior to those of the holders of our common stock. If additional financing is not available when required or is not available on acceptable terms, we may be unable to fund the development and expansion of our business, promote our brand name successfully, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations. We currently anticipate that our available cash resources, combined with the net proceeds from this offering and financing available under our existing bank line of credit, will be sufficient to meet our anticipated needs for the next 24 months.

                         RISKS RELATED TO OUR INDUSTRY

OUR BUSINESS IS LARGELY DEPENDENT ON THE DEVELOPMENT AND GROWTH OF THE INTERNET, WHICH MAY NOT GROW, OR IF IT DOES GROW, MAY BE UNABLE TO SUPPORT THE DEMANDS PLACED ON IT BY THIS GROWTH

    If Internet usage in general does not continue to grow, we may be unable to attract additional cooperative respondents to our Internet panel or clients for our Internet-based market research and polling products and services. If Internet usage does continue to grow, the Internet infrastructure may be unable to support the demands placed on it by this growth and its performance and reliability may decline. Varying factors could inhibit future growth or the ability of the Internet infrastructure to adequately support the growth in Internet usage, including:

    - inadequate network infrastructure;

    - security concerns;

    - inconsistent quality of service; and

    - unavailability of cost effective, high speed service.

    Our Internet panel depends on Internet service providers, online service providers and other website operators for access to the Internet and our websites. Many websites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If Internet usage declines or grows at a slower rate than expected, our ability to retain our Internet panel, add further members to our Internet panel and gather research data and information quickly will decrease, which would likely harm our business.

CHANGES IN GOVERNMENT REGULATION COULD LIMIT OUR INTERNET ACTIVITIES OR RESULT IN ADDITIONAL COSTS OF DOING BUSINESS ON THE INTERNET

    There are currently few laws or regulations that specifically regulate communications on the Internet. However, we expect more stringent laws and regulations to be enacted due to the increasing popularity and use of the Internet. Any new legislation or regulations or the application of existing laws and regulations to the Internet could limit our effectiveness in conducting Internet-based market research and polling, and increase our operating expenses. In addition, the application of existing laws to the Internet could expose us to substantial liability for which we might not be indemnified by content providers or other third parties. Existing laws and regulations currently address, and new laws and regulations are likely to address, a variety of issues, including the following:

    - user privacy and expression;

    - the rights and safety of children;

    - intellectual property;

    - information security;

    - anti-competitive practices;

    - the convergence of traditional channels with Internet commerce;

    - taxation and pricing; and

    - the characteristics and quality of products and services.

    Those laws that do reference the Internet have not yet been interpreted by the courts and their applicability and scope are not defined. Any new laws or regulations relating to the Internet could adversely affect our business.

INTERNET SECURITY CONCERNS COULD HINDER INTERNET COMMUNICATIONS AND OUR ABILITY TO OBTAIN SUFFICIENT AND RELIABLE RESPONSES FROM OUR COOPERATIVE RESPONDENTS

    The need to transmit confidential information securely over the Internet has been a significant barrier to communications over the Internet. Internet security concerns could cause some cooperative respondents to reduce their participation levels or to terminate their membership in our Internet panel. We could also face concerns with the accuracy and reliability of our data collected over the Internet. This could harm our creditability with our current clients. If our clients become dissatisfied, they may stop using our products and services. In addition, dissatisfied and lost clients could damage our reputation. A loss of cooperative respondents or a loss of clients would hurt our efforts to generate increased revenues.

WE MAY BE LIABLE FOR THE USE OR SALE OF THE PERSONAL INFORMATION OF OUR INTERNET
  PANEL

    If third parties were able to penetrate our network security or otherwise misappropriate our cooperative respondents' personal information, we could be subject to liability claims. This could include claims for misuse of personal information, such as for unauthorized marketing purposes. These claims could result in costly litigation. We may be required to expend significant financial and management resources to protect against the threat of breaches or to alleviate problems caused by such breaches, which could have a material adverse effect on our business, financial condition and results of operations. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

RISKS ASSOCIATED WITH CONDUCTING BUSINESS ON A GLOBAL LEVEL

    Key components of our strategy are extension of our Internet-based market research and polling products and services to clients globally, expansion of our Internet panel to include global cooperative respondents and expansion of our strategic alliances globally. The following risks are inherent in doing business on a global level:

    - export controls relating to encryption technology;

    - more restrictive privacy laws;

    - unexpected changes in regulatory requirements;

    - lower penetration of Internet use globally;

    - currency exchange fluctuations;

    - problems in collecting accounts receivable and longer collection periods;

    - potentially adverse tax consequences; and

    - political instability and Internet access restrictions.

    We have little or no control over these risks, and we do not have extensive experience in global operations or in dealing with these risks.

WE MAY BE SUBJECT TO LIABILITY FOR PUBLISHING OR DISTRIBUTING CONTENT OVER THE
  INTERNET

    We may be subject to claims relating to content that is published on or downloaded from our websites. We also could be subject to liability for content that is accessible from our website through links to other websites. Although we carry general liability insurance, our insurance may not cover potential claims of this type, such as defamation or trademark infringement, or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed. In addition, any claims of this type, with or without merit, would result in the diversion of our financial resources and management personnel.

                         RISKS RELATED TO THIS OFFERING

THE PRICE OF OUR COMMON STOCK IS LIKELY TO BE VOLATILE AND SUBJECT TO WIDE
  FLUCTUATIONS

    The market prices of the securities of Internet-related companies have been especially volatile and these securities may be overvalued. The market price of our common stock is likely to be subject to wide fluctuations. If our revenues do not grow or grow more slowly than we anticipate, or if operating or capital expenditures exceed our expectations and cannot be adjusted accordingly, or if some other event adversely affects us, the market price of our common stock would decline. In addition, if the market for Internet-related stocks or the stock market in general experiences a loss in investor confidence or otherwise falls, the market price of our common stock could fall for reasons unrelated to our business, financial condition and results of operations. Investors might be unable to resell their shares of our common stock at or above the offering price. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR
  STOCK PRICE

    The market price of our common stock could decline as a result of sales of a large number of shares in the market after this offering, or the perception that such sales could occur. This may make it more difficult for us to raise funds through future offerings of our common stock. See "Shares Eligible for Future Sale."

YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION IN THE PRO FORMA AS ADJUSTED NET TANGIBLE BOOK VALUE OF THE STOCK YOU PURCHASE

    The estimated initial public offering price is substantially higher than the
pro forma as adjusted net tangible book value of $      per share that our
outstanding common stock will have immediately after this offering. Accordingly, if you purchase shares of our common stock, you will incur immediate and
substantial dilution of $         per share. If the holders of outstanding
options or warrants exercise those options or warrants, you will suffer further dilution.

WE HAVE DISCRETION AS TO THE USE OF PROCEEDS FROM THIS OFFERING

    Our management will have broad discretion with respect to the expenditure of the net proceeds of this offering. You will be relying on the judgment of our management regarding the application of these net proceeds. See "Use of Proceeds."

PROVISIONS IN OUR CHARTER DOCUMENTS MIGHT DELAY OR PREVENT AN ACQUISITION OF US

    Our restated certificate of incorporation provides for the division of our board of directors into three classes and provides our board of directors with the power to issue shares of preferred stock without stockholder approval. This preferred stock could have voting rights, including voting rights that could be superior to that of our common stock, and the board of directors has the power to determine these voting rights. In addition, Section 203 of the Delaware General Corporation Law contains provisions which impose restrictions on stockholder action to acquire our company. The effect of these provisions of our amended and restated certificate of incorporation and Delaware law provisions could discourage third parties from seeking to obtain control of our company.

OUR EXISTING STOCKHOLDERS HAVE SIGNIFICANT CONTROL OF OUR MANAGEMENT AND AFFAIRS

    We anticipate that our executive officers, our directors, members of their families and entities affiliated with them together will beneficially own
approximately       % of our outstanding common stock following the completion
of this offering, or approximately       % of our outstanding common stock in
the event that the underwriters' over-allotment option is exercised in full. As a result, these stockholders will be able to exercise substantial influence over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company.

                                USE OF PROCEEDS

    Our net proceeds from the sale of       shares of common stock in this
offering at the assumed initial public offering price of $        per share,
after deducting underwriting discounts and commissions and estimated offering
expenses, will be approximately $        million. If the underwriters'
over-allotment option is exercised in full, we estimate that net proceeds will
be $        million.

    We intend to use the net proceeds of this offering for working capital and general corporate purposes, including expansion of our Internet panel and development of new technologies, products and services. We believe opportunities may exist to expand our current business through acquisitions or investments in complementary businesses, technologies, services or products, and we may utilize a portion of the net proceeds for these purposes. We are not currently a party to any contracts or letters of intent with respect to any acquisitions or investments. As of the date of this prospectus, we cannot identify specific uses of the net proceeds. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. Pending their uses, we intend to invest the net proceeds of this offering in interest-bearing bank accounts or in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock or other securities. We presently intend to retain all of our future earnings, if any, for use in the operation and expansion of our business and do not expect to pay any cash dividends in the foreseeable future. Future decisions regarding cash dividends on our common stock will be made by our board of directors. These decisions will depend on our results of operations, financial position, capital requirements, general business conditions and restrictions imposed by any financing arrangements. Our revolving credit agreement currently prohibits the payment of dividends, and we anticipate that any future credit agreement would prohibit or restrict the payment of dividends.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of June 30, 1999. Our capitalization is presented:

    - on an actual basis;

    - on an unaudited pro forma basis to reflect the conversion of all of our outstanding shares of preferred stock into common stock, which will occur upon the closing of this offering; and

    - on an unaudited pro forma as adjusted basis to reflect the sale of the shares of common stock at the assumed initial public offering price of $ per share in this offering after deducting underwriting discounts and commissions and estimated offering expenses to be paid by us. See "Use of Proceeds."

    You should read this information together with the sections of this prospectus entitled "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                                                                    AS OF JUNE 30, 1999
                                                                          ---------------------------------------
                                                                                         PRO FORMA     PRO FORMA
                                                                            ACTUAL     -------------  AS ADJUSTED
                                                                          ----------- (IN THOUSANDS)  -----------
Mandatory redeemable preferred stock, par value $.01 per share, 147,000 shares authorized; 147,000 shares issued and outstanding, actual; no
  shares issued and outstanding pro forma and pro forma as adjusted.....   $  15,876     $      --     $

Stockholders' equity (deficit):

  Preferred stock, par value $.01 per share, 5,000,000 shares authorized, no shares issued and outstanding, actual, pro forma and
    pro forma as adjusted...............................................          --            --

  Common stock, par value $.01 per share, 28,000,000 shares authorized, actual and pro forma; par value $.001 per share, 100,000,000 shares authorized, pro forma as adjusted; 10,870,692 shares issued and outstanding, actual; 22,661,016 shares issued and outstanding pro
    forma; and          shares issued and outstanding pro forma as
    adjusted............................................................         109           227

Additional paid-in capital..............................................       4,813        19,395

Unamortized deferred compensation.......................................        (650)         (650)

Accumulated deficit.....................................................     (12,768)      (11,592)
                                                                          -----------  -------------  -----------

  Total stockholders' (deficit) equity..................................      (8,496)        7,380
                                                                          -----------  -------------  -----------

    Total capitalization................................................   $   7,380     $   7,380     $
                                                                          -----------  -------------  -----------
                                                                          -----------  -------------  -----------

    In addition to the shares of common stock to be outstanding after the offering, as of June 30, 1999, we may issue additional shares of common stock under the following plans and arrangements:

    - 3,777,200 shares underlying stock options issued and outstanding at a weighted average exercise price of $0.48 per share; and

    - 260,960 shares issuable upon exercise of warrants outstanding at an exercise price of $1.50 per share.

                                    DILUTION

    Our pro forma net tangible book value at June 30, 1999 was approximately $
      million, or approximately $               per share of common stock. Pro
forma net tangible book value per share represents total tangible assets, less total liabilities, divided by the pro forma number of shares of common stock outstanding after giving effect to the conversion of all of our outstanding preferred stock into common stock.

    Dilution to net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the
sale of the       shares of common stock offered by this prospectus and after deducting underwriting discounts and commissions and estimated offering expenses to be paid by us, our pro forma as adjusted net tangible book value as adjusted
at June 30, 1999 would have been approximately $               million, or
$               per pro forma as adjusted share of common stock. This represents
an immediate increase in net tangible book value of $               per share to
our existing stockholders and an immediate dilution in net tangible book value
of $               per share to new investors of common stock in this offering.
The following table illustrates this per share dilution:

Assumed initial public offering price per share..........................             $      --
Pro forma net tangible book value per share as of June 30, 1999..........  $
Increase per share attributable to this offering.........................                    --
                                                                           ---------
Pro forma net tangible book value per share after this offering..........
Dilution per share to new investors......................................             $
                                                                                      ---------
                                                                                      ---------

    If the underwriters' over-allotment option is exercised in full, our pro forma net tangible book value at June 30, 1999 would have been approximately
$      per share, representing an immediate increase in net tangible book value
of $      per share to existing stockholders and an immediate dilution in net
tangible book value of $      per share to new investors.

    The following table sets forth, on a pro forma basis as of June 30, 1999, after giving effect to:

    - the conversion of all of our outstanding preferred stock into common stock; and

    - the sale of common stock to investors in this offering;

    the number of shares of common stock purchased from us, the total price paid, and the average price per share paid by the existing stockholders and new public investors, before deducting underwriting discounts and commissions and estimated offering expenses to be paid by us, at the assumed initial public
offering price of $               per share:

                                                                                              TOTAL CONSIDERATION
                                                                      SHARES PURCHASED                                  AVERAGE
                                                                  ------------------------  ------------------------     PRICE
                                                                    NUMBER       PERCENT      AMOUNT       PERCENT     PER SHARE
                                                                  -----------  -----------  -----------  -----------  -----------
Existing stockholders...........................................                         %   $                     %   $
New investors...................................................
                                                                         ---          ---        -----          ---
Totals..........................................................                      100%   $                     %   $
                                                                         ---          ---        -----          ---        -----
                                                                         ---          ---        -----          ---        -----

    The above discussion assumes no exercise of outstanding options or warrants. You will experience additional dilution in the event these options or warrants are exercised.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    The following selected audited consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and the notes to those statements and other financial information appearing elsewhere in this prospectus. The selected consolidated statement of operations data for each of the years ended June 30, 1997, 1998 and 1999 and the selected consolidated balance sheet data as of June 30, 1998 and 1999 are derived from our audited consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. The consolidated statement of operations data for the years ended June 30, 1995 and 1996 and the consolidated balance sheet data as of June 30, 1995, 1996 and 1997 are derived from our audited financial statements not included in this prospectus. The consolidated financial data for the years ended June 30, 1995, 1996 and 1997 reflect the results of operations and balance sheet data of our predecessor corporation. The historical results presented below are not necessarily indicative of future results.

                                                                               YEAR ENDED JUNE 30,
                                                        ------------------------------------------------------------------
                                                            1995          1996          1997          1998         1999
                                                        ------------  ------------  ------------  ------------  ----------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues from services................................       $10,865       $14,625       $23,327       $26,290    $ 28,965
Cost of services......................................         7,558        10,209        15,629        16,618      19,086
                                                        ------------  ------------  ------------  ------------  ----------
Gross profit..........................................         3,307         4,416         7,698         9,672       9,879
Operating expenses:
    Database development expenses.....................            --            --            --         2,753       4,505
    Selling, general and administrative expenses......         2,753         3,781         6,391         9,812      14,401
                                                        ------------  ------------  ------------  ------------  ----------
      Total operating expenses........................         2,753         3,781         6,391        12,565      18,906
                                                        ------------  ------------  ------------  ------------  ----------
Operating income (loss)...............................           554           635         1,307        (2,893)     (9,027)
Other income (deductions).............................            33            13           (89)         (160)        180
                                                        ------------  ------------  ------------  ------------  ----------
Earnings (loss) before income taxes...................           587           648         1,218        (3,053)     (8,847)
Income tax expense (benefit)..........................           250           260           490        (1,114)         --
                                                        ------------  ------------  ------------  ------------  ----------
Net earnings (loss)...................................           337           388           728        (1,939)     (8,847)
Accrued dividends on preferred stock..................            --            --            --            --      (1,176)
                                                        ------------  ------------  ------------  ------------  ----------
Net earnings (loss) available to holders of common
  stock...............................................        $  337        $  388        $  728       $(1,939)   $(10,023)
                                                        ------------  ------------  ------------  ------------  ----------
                                                        ------------  ------------  ------------  ------------  ----------
Basic and diluted net earnings (loss) per share.......       $   .03       $   .03       $   .06       $  (.16)   $  (1.01)
                                                        ------------  ------------  ------------  ------------  ----------
                                                        ------------  ------------  ------------  ------------  ----------

Basic weighted average shares outstanding.............    12,359,319    11,635,454    11,741,935    11,903,256   9,955,261
Diluted weighted average shares outstanding...........    12,426,929    11,954,551    12,371,865    11,903,256   9,955,261

                                                                                    AS OF JUNE 30,
                                                                 -----------------------------------------------------
                                                                   1995       1996       1997       1998       1999
                                                                 ---------  ---------  ---------  ---------  ---------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents......................................  $   1,474  $   1,073  $     349  $       4  $     108
Working capital................................................        487       (246)       (31)    (2,196)       552
Total assets...................................................      3,504      6,628      9,721      9,798     14,785
Long-term debt, excluding current installment..................         --      1,100        700        400         --
Mandatory redeemable preferred stock...........................         --         --         --         --     15,876
Total stockholders' equity (deficit)...........................  $   1,325  $   1,663  $   2,392  $     947  $  (8,496)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ TOGETHER WITH THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We provide market research and polling products and services to a broad range of companies, non-profit organizations and governmental agencies. Since 1959, we have provided these services utilizing traditional market research and polling methodologies, such as direct mail, telephone-based surveys, mall intercepts, focus groups and in-person interviews. In September 1997, we began developing our Internet panel and building the technology infrastructure to provide online market research and polling services. In November 1997, we introduced our first Internet-based market research and polling products and services.

    Through fiscal 1998, all of our revenues were derived from custom research projects using traditional market research and polling methodologies. In fiscal 1999, revenues from those sources represented 90% of our total revenues, while revenues from Internet-based products represented 10% of total revenues. We consider all of the revenues from a project to be Internet-based whenever 50% or more of the surveys used in the completed project were completed by respondents over the Internet. We anticipate that, as our online business grows, revenues derived from Internet-based custom research and multi-client products and Harris Interactive Service Bureau research will represent the dominant portion of our total revenues.

    We generally perform traditional and Internet-based custom research services on a fixed fee basis in response to client-generated requests. We sell our multi-client research products on a periodic subscription basis, typically quarterly or annual. Harris Interactive Service Bureau performs research for other market research firms on a project-by-project basis in response to requests from those firms. We provide customer relationship services on an outsourced basis to our clients on a project-by-project basis.

    Revenues under fixed fee arrangements are recognized on a percentage of completion method based on the ratio of costs incurred to total estimated costs. These revenues include amounts billed to our clients to cover subcontractor costs and other direct expenses. Provision for estimated contract losses, if any, is made in the period such losses are determined. Subscription revenues will be recognized upon delivery of the research product.

    Gross margin represents revenues less variable project costs and associated direct labor. Variable project costs related to market research and polling services utilizing traditional methodologies include interviewer payroll, subcontractor charges, respondent incentives, telecommunication charges and mailing costs. In contrast, variable costs related to Internet-based market research and polling methodologies are nominal. Direct labor costs consist primarily of survey design costs and are comparable for both traditional and Internet-based methodologies. We anticipate that our gross margins will increase as the percentage of revenues we generate from Internet-based products and services increases.

    Operating expenses consist primarily of database development costs and selling, general and administrative expenses. Database development expenses are the expenses we incur in connection with the ongoing development of our Internet panel, primarily through our strategic alliance with Excite@Home. Those costs are expensed as incurred. Selling expenses consist primarily of marketing personnel and program expenses, public relations advertising and promotion costs, commissions and telemarketing costs and other marketing expenses. General and administrative expenses consist of salaries, payroll taxes, benefits and related costs for both technology infrastructure development and general corporate functions, occupancy costs and depreciation.

    Other income (deductions) consists exclusively of net interest income or net interest expense in each fiscal year.

    We had net losses of $8.8 million in fiscal 1999 and $1.9 million in fiscal 1998 and net earnings of $728,000 in fiscal 1997. The net losses incurred in fiscal 1999 and 1998 reflect our substantial expenditures for the development of our technology infrastructure and Internet database necessary for our transition from traditional to Internet-based market research and polling methodologies. As of June 30, 1999, we had a stockholders' deficit of $8.5 million. We expect to continue to incur losses for the foreseeable future.

RESULTS OF OPERATIONS

    The following table sets forth consolidated statement of operations data for the periods indicated as a percentage of revenues:

                                                                       YEAR ENDED JUNE 30,
                                                                 -------------------------------
                                                                   1997       1998       1999
                                                                 ---------  ---------  ---------
Revenues from services.........................................      100.0%     100.0%     100.0%
Cost of services...............................................       67.0       63.2       65.9
Gross profit...................................................       33.0       36.8       34.1
Database development expenses..................................        0.0       10.5       15.6
Selling, general and administrative expenses...................       27.4       37.3       49.7
Operating income (loss)........................................        5.6      (11.0)     (31.2)
Interest income (expense), net.................................       (0.4)      (0.6)       0.6
Net earnings (loss)............................................        3.1%      (7.4)%     (30.5)%

    FISCAL YEARS ENDED JUNE 30, 1999 AND 1998

    REVENUES FROM SERVICES. Total revenues increased 10.2% to $29.0 million in fiscal 1999 from $26.3 million in fiscal 1998. The increase in total revenues was due to the initial market penetration of our Internet-based market research products which contributed $2.9 million, or 10% of total revenues, in fiscal 1999. Revenues from our market research and polling products and services utilizing traditional methodologies were relatively unchanged as we focused our marketing efforts on our Internet-based market research products and services.

    GROSS MARGIN. Gross margin decreased to 34.1% in fiscal 1999 from 36.8% in fiscal 1998 due primarily to a change in project mix and the substantial direct expenses incurred in connection with the development of multi-client products, from which only nominal revenues were recognized in fiscal 1999.

    DATABASE DEVELOPMENT EXPENSES. Database development expenses increased 63.6% to $4.5 million in fiscal 1999 from $2.8 million in fiscal 1998. The increase in fiscal 1999 reflects database development expenses incurred over a full fiscal year and an increased rate of name acquisition for our Internet panel.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 46.8% to $14.4 milion in fiscal 1999 from $9.8 million in fiscal 1998. As a percentage of total revenues, selling, general and administrative expenses increased to 49.7% in fiscal 1999 from 37.3% in fiscal 1998. These increases were primarily due to higher costs associated with the development of new products, services and technologies for the Internet.

    NET INTEREST INCOME (EXPENSE). We had net interest income of $180,000 in fiscal 1999 and net interest expense of $160,000 in fiscal 1998. We had net interest income in fiscal 1999 as a result of paying down our long-term debt and the short-term investment of the proceeds of redeemable preferred stock issued in July 1998 to finance our database development expenses. We had net interest expense in fiscal 1998 primarily due to higher levels of indebtedness incurred principally to finance database development expenses.

    INCOME TAXES. We incurred net losses in both fiscal 1999 and fiscal 1998. As a result of our net losses, we had no income tax expense in either year. In fiscal 1998, we recognized a tax benefit due in large part to the availability of federal net operating loss carrybacks. No such carryback was available in fiscal 1999 and therefore we did not recognize an income tax benefit in that year. As of June 30, 1999, we had approximately $9.1 million and $11.1 million of federal and state net operating loss carryforwards, respectively, available to offset future taxable income. These carryforwards expire at various times through 2019.

    FISCAL YEARS ENDED JUNE 30, 1998 AND 1997

    REVENUES FROM SERVICES. Total revenues increased 12.7% to $26.3 million in fiscal 1998 from $23.3 million in fiscal 1997. In both years, all of our revenues were earned from custom research services utilizing traditional polling methodologies. The increase in total revenues in fiscal 1998 was due to growth in our business from new and existing clients.

    GROSS MARGIN. Gross margin increased to 36.8% in fiscal 1998 from 33.0% in fiscal 1997 due primarily to a change in project mix.

    DATABASE DEVELOPMENT EXPENSES. Database development expenses in fiscal 1998 were $2.8 million. Since we commenced the development of our Internet panel in the first quarter of fiscal 1998, we incurred no database development expenses in fiscal 1997.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 53.5% to $9.8 milion in fiscal 1998 from $6.4 million in fiscal 1997. As a percentage of total revenues, selling, general and administrative expenses increased to 37.3% in fiscal 1998 from 27.4% in fiscal 1997. The increases were primarily due to higher costs associated with the development of new products, services and technologies for the Internet.

    NET INTEREST INCOME (EXPENSE). Net interest expense increased to $161,000 in fiscal 1998 from $89,000 in fiscal 1997. The increase in interest expense was due to higher levels of indebtedness incurred principally to finance database development expenses.

    INCOME TAXES. We incurred a net loss in fiscal 1998. As a result of our net loss, we recognized a tax benefit due in large part to the availability of federal net operating loss carrybacks. In fiscal 1997, we had net earnings of $728,000, and we recognized federal income tax expense of $390,000 and state income tax expense of $100,000.

QUARTERLY RESULTS OF OPERATIONS

    The following table presents unaudited consolidated quarterly statement of operations data for each of our eight most recent quarters ended June 30, 1999. In management's opinion, this information has been prepared on the same basis as the audited consolidated financial statements and includes all adjustments, consisting only of normal recurring adjustments necessary for the fair presentation of the unaudited information for the periods presented. This information should be read in conjunction with our audited consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of results that may be expected for any future periods.

                                                                     THREE MONTHS ENDED
                           -------------------------------------------------------------------------------------------------------
                            SEPTEMBER 30,    DECEMBER 31,     MARCH 31,    JUNE 30,     SEPTEMBER 30,   DECEMBER 31,    MARCH 31,
                                1997             1997           1998         1998           1998            1998          1999
                           ---------------  ---------------  -----------  -----------  ---------------  -------------  -----------

                                                                  (UNAUDITED, IN THOUSANDS)
Revenues from services...     $   5,517        $   6,410      $   7,320    $   7,043      $   6,530       $   6,935     $   6,462
Cost of services.........         3,814            4,046          4,241        4,517          4,133           4,637         4,291
                                 ------           ------     -----------  -----------       -------     -------------  -----------
Gross profit.............         1,703            2,364          3,079        2,526          2,397           2,298         2,171
Operating expenses:
Database development
  expenses...............            --               --             --        2,753            561           1,751         1,233
Selling, general and
  administrative
  expenses...............         2,063            2,571          2,450        2,728          2,832           3,163         3,520
                                 ------           ------     -----------  -----------       -------     -------------  -----------
Operating (loss)
  income.................          (360)            (207)           629       (2,955)          (996)         (2,616)       (2,582)
Other (deductions)
  income.................           (29)             (30)           (49)         (52)            23              96            31
                                 ------           ------     -----------  -----------       -------     -------------  -----------
Earnings (loss) before
  income taxes...........          (389)            (237)           580       (3,007)          (973)         (2,520)       (2,551)
Income tax (benefit)
  expense................          (142)             (87)           212       (1,097)            --              --            --
                                 ------           ------     -----------  -----------       -------     -------------  -----------
Net (loss) earnings......          (247)            (150)           368       (1,910)          (973)         (2,520)       (2,551)
Accrued dividends on
  preferred stock........            --               --             --           --           (294)           (294)         (294)
                                 ------           ------     -----------  -----------       -------     -------------  -----------
Net (loss) earnings
  available to common
  stock..................     $    (247)       $    (150)     $     368    $  (1,910)     $  (1,267)      $  (2,814)    $  (2,845)
                                 ------           ------     -----------  -----------       -------     -------------  -----------
                                 ------           ------     -----------  -----------       -------     -------------  -----------
SELECTED RESPONDENT DATA:
Number of cooperative
  respondents at end of
  quarter................            --              254            461          606          1,035           1,418         3,021


                            JUNE 30,
                              1999
                           -----------

Revenues from services...   $   9,038
Cost of services.........       6,025
                           -----------
Gross profit.............       3,013
Operating expenses:
Database development
  expenses...............         960
Selling, general and
  administrative
  expenses...............       4,886
                           -----------
Operating (loss)
  income.................      (2,833)
Other (deductions)
  income.................          30
                           -----------
Earnings (loss) before
  income taxes...........      (2,803)
Income tax (benefit)
  expense................          --
                           -----------
Net (loss) earnings......      (2,803)
Accrued dividends on
  preferred stock........        (294)
                           -----------
Net (loss) earnings
  available to common
  stock..................   $  (3,097)
                           -----------
                           -----------
SELECTED RESPONDENT DATA:
Number of cooperative
  respondents at end of
  quarter................       3,552

    Our revenues and operating results fluctuate on a quarter-to-quarter basis and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. For more detailed information regarding these factors, see "Risk Factors--Fluctuations in our quarterly operating results may cause our stock price to decline."

LIQUIDITY AND CAPITAL RESOURCES

    We have financed our operations primarily through earnings from operations, bank financings and, more recently, private placements of our common and preferred stock. As of June 30, 1999, our sources of liquidity consisted of approximately $100,000 of cash and cash equivalents, and a $1.5 million line of credit with a commercial bank.

    In July 1999, we increased the total amount available under our line of credit from $1.5 million to $5.0 million to provide additional funds for continued development of our Internet panel and to meet working capital requirements. The interest rate on borrowings up to $2.0 million is prime rate plus 1.0%, and on borrowings in excess of $2.0 million the interest rate is 10.0% to 12.0%, depending on the period of time that the borrowings remain outstanding. As of June 30, 1999, the prime rate was

7.75%. This line of credit is collateralized by all of our assets and is repayable on demand. Outstanding borrowings under our line of credit were $291,000 as of June 30, 1999 and $2.2 million as of June 30, 1998.

    Net cash used in operating activities was $8.2 million in fiscal 1999 and $1.0 million in fiscal 1998. Net cash used in operating activities in each of these periods was primarily the result of net operating losses.

    Net cash used in investing activities was $4.3 million in fiscal 1999 and $1.0 million in fiscal 1998. Net cash used in investing activities in each period was primarily related to capital expenditures associated with our Internet infrastructure development and facilities expansion.

    Net cash provided by financing activities was $12.6 million in fiscal 1999 and $1.7 million in fiscal 1998. In fiscal 1999, our financing activities consisted primarily of a private placement of preferred stock with net proceeds of $14.1 million in the first quarter, and the issuance of common stock to a long-term participant in our Harris Interactive Service Bureau with net proceeds of $4.1 million in the fourth quarter. These net proceeds were partially offset by the repurchase of $3.0 million of common stock from two of our executive officers and several other stockholders, the repayment of $1.9 million on our line of credit and principal repayments of $700,000 on our long-term debt. In fiscal 1998, our financing activities consisted primarily of a $1.6 million increase in short-term borrowings and the issuance of common stock upon exercise of stock options in the amount of $500,000. These proceeds were partially offset by $400,000 in principal repayments on our long-term debt.

    As of June 30, 1999, we had no material commitments for capital expenditures. However, we anticipate continuing increases in our capital expenditures and working capital requirements consistent with our anticipated growth in operations, Internet infrastructure and personnel. We currently believe that our available cash and cash equivalents and our line of credit, combined with the net proceeds from this offering, will be sufficient to meet our anticipated needs for at least the next 24 months. Our capital requirements depend on numerous factors, including market acceptance of our products and services, the resources we allocate to the continuing development of our Internet infrastructure and Internet panel, marketing and selling of our services, our promotional activities and other factors.

    We may need to raise additional funds in future periods through public or private financings or other arrangements:

    - to fund further development of our database and our technology infrastructure;

    - to fund facilities expansion;

    - to develop new or enhance existing services and products;

    - to respond to competitive pressures; and

    - to acquire or invest in complementary businesses, services or products.

    Any additional financing, if needed, might not be available on favorable terms or at all. Failure to raise capital when needed could harm our business, financial condition and results of operations. If additional funds are raised through the issuance of equity securities, further dilution could result. In addition, any securities issued might have rights, preferences or privileges senior to our common stock.

RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software development or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. We expect to adopt the provisions in fiscal 2000, but have not yet determined whether that adoption will have a material effect.

DISCLOSURES ABOUT MARKET RISK

    Our exposure to market risk is limited to interest rate sensitivity, which is affected by changes in the general level of United States interest rates. We intend to invest the net proceeds of this offering, pending their use, in interest-bearing bank accounts or in short-term, interest-bearing, investment-grade securities. Because our investments will be short-term, we believe that we are not subject to any material market risk exposure.

    We do not have any foreign currency hedging or other derivative financial instruments as of June 30, 1999.

YEAR 2000 COMPLIANCE

    We may be exposed to a loss of revenue and our operating expenses could increase if the systems on which we depend to conduct our operations are not year 2000 compliant. Our potential areas of exposure are information technology, including computers and software that we purchase or license from third parties and internally-developed software, and non-information technology, including telephone systems and other equipment used internally. In addition, any system delays or failures of Internet service providers to us, our online panel or our clients could interrupt our business operations. The reasonably likely, worst case scenario for year 2000 issues would be the existence of a significant defect in key hardware or software without an immediately available solution. If a problem is detected in these components during our year 2000 compliance testing process, these components will need to be revised or replaced.

    All areas that are vital to our operations have been tested and validated or certified for year 2000 compliance. All of our critical systems currently meet one of the following criteria:

    - they have been tested and found to be year 2000 compliant;

    - they have been built or developed internally on platforms certified by the manufacturer as being year 2000 compliant;

    - they are purchased integrated hardware and software systems certified by the manufacturer as being year 2000 compliant; or

    - they will be taken out of service prior to December 31, 1999 and replaced with systems meeting one of the above criteria.

    To date, we have not incurred any material costs in connection with identifying and evaluating year 2000 compliance issues. Most of our expenses have been related to the operating costs associated with time spent by our employees in the evaluation process and year 2000 compliance matters generally. These costs are not separately tracked. We expect similar expenses to continue and we also intend to engage an independent third party to evaluate our year 2000 compliance prior to the closing of this offering.

    In the event that the production and operational facilities that support our website are not year 2000 compliant, portions of our website may become inaccessible. A prolonged disruption in our operations could cause our business clients to stop doing business with us or our unique cooperative respondents from communicating with us. Our review of our systems has shown that there is no single application that would make our website totally unavailable, and we believe that we can quickly address any difficulties that may arise.

    If our present efforts to address the year 2000 compliance issues are not successful, or if distributors, suppliers, service providers or other third parties with whom we conduct business do not successfully address such issues, our business could be significantly disrupted.

                                    BUSINESS

OVERVIEW

    We are the leading Internet-based market research and polling firm in the world, with what we believe to be the largest online panel of approximately 4.3 million unique cooperative respondents. Known for our HARRIS POLL, we have provided our clients with high quality products and services for over 40 years. We believe we are the largest full-service provider of Internet-based market research and polling services, providing such services as custom research, multi-client research, service bureau research and customer relationship services. Our extensive Internet panel and proprietary technology infrastructure enable us to provide our clients with timely and cost-efficient access to the opinions, experiences and attitudes of people worldwide. We have rapidly grown our Internet panel, in large part through our relationship with Excite@Home, a leading Internet portal. We also conduct market research and polling services utilizing traditional polling methodologies, which include direct mail, telephone-based surveys, mall intercepts, focus groups and in-person interviews.

    Historically, we have provided our market research services exclusively through traditional methodologies. We believe, however, that the Internet is changing our industry. Accordingly, we have made, and will continue to make, significant expenditures in the development of our technology platform, our online panel and management and staff to lead the transformation of the market research and polling industry to an Internet-based platform.

OUR MARKET OPPORTUNITY

GENERAL OVERVIEW

    Companies are operating in an increasingly complex business environment, characterized by heightened competition, globalization of product markets, shortened product life cycles and rapidly changing consumer preferences. This business environment has escalated the need for accurate and timely information about the preferences, needs, purchase behavior and brand recognition of existing and potential clients. Companies also need continuous tracking capabilities so that they can ascertain product performance and competitive position, monitor consumer satisfaction, measure advertising effectiveness and determine price sensitivity. According to the European Society of Opinion and Marketing Research, $13.4 billion was spent for market research and polling services worldwide in 1998.

    Historically, information-gathering and tracking functions in market research have been performed using traditional market research methodologies. The ability of traditional market research methodologies to deliver accurate and objective data rapidly is limited by high data acquisition costs, small sample sizes and the extensive time required to perform the research. As a result, broad-based research projects, which require a large number of survey participants, are prohibitively costly except for companies and organizations with significant resources. The growth and rapid adoption of the Internet is changing the market research and polling industry, making it possible for the first time to survey a very broad, diverse population at low cost and at speeds that are unattainable through any other method.

THE INTERNET AND ITS IMPACT ON THE MARKET RESEARCH AND POLLING INDUSTRY

    The Internet has emerged as a mass communications and commerce medium enabling millions of people worldwide to gather and share information and conduct business electronically. International Data Corporation estimates that the number of Internet users worldwide will grow from 142 million at the end of 1998 to more than 500 million by the year 2003, and in the United States from 63 million at the end of 1998 to 177 million by the year 2003.

    The use of the Internet as a market research and polling tool is still in its infancy. Companies began the first testing efforts in 1995, at a time when less than 10 million persons in the United States had access to the Internet and the population on the Internet was not representative of the general population. As Internet usage has increased, the demographic composition of those using the Internet has shifted to better reflect the characteristics of the overall population, making it a viable medium in which to conduct market research.

    We believe that Internet-based market research and polling offers significant advantages over traditional methodologies. These include:

    - COST-EFFICIENCY--Internet-based market research and polling offers significant cost benefits when compared to traditional market research methodologies. Under traditional methodologies, the sample size of a survey is limited due to the high data collection costs per response. However, utilizing Internet-based market research methods, larger and more robust sample sizes can be used for effectively the same cost, or the same sample size can be used to reduce the overall cost of a study.

    - VERSATILITY--Internet-based market research combines the interactivity of telephone sampling with the visual capabilities of mail surveys. Pictures, graphics, advertising copy and other visual materials can be viewed over the Internet, a feature not available with telephone sampling. With Internet-based methodology, questions and their sequence in surveys can be modified as panelists respond. Mail panel surveys, in contrast, are limited to the order and content in the printed text of the survey.

    - SPEED--Responses from online panelists are generally received within several days, while mail panelists' responses are generally received over several weeks. Further, when compared to a telephone survey, the speed advantage of the Internet model becomes greater as sample sizes increase.

    - PRODUCTIVITY--The Internet is user-friendly to cooperative respondents because surveys can be completed at the convenience of the participant and can be conducted 24 hours per day, seven days per week. In addition, because respondents can read questions faster than they can listen, more questions can be asked to panelists in the same amount of time on the Internet than with traditional telephone survey methods.

THE HARRIS ADVANTAGE

    We offer a broad suite of Internet-based market research and polling products and services to meet our clients' needs for rapid, comprehensive and accurate information about the opinions, experiences and attitudes of people worldwide. We possess several key competitive advantages that we believe will enable us to maintain and expand our leading market position. Our key competitive advantages include:

    THE LARGEST INTERNET PANEL. We have developed what we believe to be the largest Internet panel in the world. Currently, our Internet panel consists of approximately 4.3 million unique cooperative respondents, who are individuals that have voluntarily agreed to participate in our various online research studies. Our large and diverse Internet panel enables us to:

    - conduct a broad range of customer specific or multi-client research studies across a wide set of industries;

    - utilize survey sizes that range from a large representative sample of the overall population to targeted subsets;

    - market new products and services through co-branded alliances that we historically could not develop; and

    - market our online panel to other research firms through the Harris Interactive Service Bureau, enabling us to penetrate new markets in which we do not have relationships or specific expertise.

    PROPRIETARY TECHNOLOGY INFRASTRUCTURE. A significant amount of computer software and hardware is required to conduct Internet-based market research and polling. Over the past two fiscal years, we have expended, and will continue to expend, substantial financial and management resources in the development of our scalable, proprietary technology infrastructure, data analysis techniques, and internal systems and procedures to capitalize on the Internet opportunity within our industry.

    Key elements of our technology infrastructure include:

    - A high speed customized e-mail system, which enables us to rapidly format, target and deliver over 290,000 e-mails per hour, inviting panelists in our database to participate in our online surveys.

    - A sophisticated survey engine, which can be programmed to conduct up to 144,000 interactive, five-minute surveys per hour in any language supported by Microsoft Word.

    - An advanced survey dispatcher system, which monitors, controls and allocates all respondent contact and survey results across our servers. In addition, our proprietary dispatcher system gathers real-time statistics on survey starts, suspensions and completions to ensure high quality data collection.

    - Customizable multi-language registration and polling system, which allows new and existing panel members to add, delete or update registration information online. In addition, this system, for which a patent application has been filed, recognizes each panelist's language preferences and delivers the survey in that language.

    - CONCEPTLOC, a patent pending web content protection system, which allows users to access proprietary and confidential product images and sound and video files on the computer screen, but precludes retention of the content in a useable electronic form.

    We are developing flexible, automated reporting tools which will allow online access to survey information at any time and speed the process of data delivery to clients. We have designed our technology infrastructure to be scalable, which means that it can accommodate the expansion of our business without significant modifications to our existing system design.

    STRONG BRAND NAME/LONG STANDING CLIENT RELATIONSHIPS. We believe the HARRIS POLL is one of the best known polls operating in the United States today. For over 40 years, we have been recognized as providing trusted market research products and services to a broad range of companies, non-profit organizations and governmental agencies. We use a variety of marketing strategies to heighten awareness of and enhance brand recognition for the HARRIS POLL, HARRIS INTERACTIVE and our Internet-based products and services.

    KEY STRATEGIC RELATIONSHIPS. We have entered into several agreements and relationships to expand and replenish our Internet panel and to develop and promote our various market research products and services.


    - EXCITE@HOME. Our relationship with MatchLogic, Inc., a subsidiary of Excite@Home, began in 1997 and has generated substantially all of the 4.3 million names in our Internet panel. We have recently entered into a new agreement with Excite@Home which will continue until October 1, 2002. This agreement will automatically renew for sucessive one-year terms after that date, subject to either party's right to terminate upon 120 days' prior notice. We have also entered into agreements with Excite@Home for the provision of research services, including custom research and multi-client research products, and the use and distribution of our ECOMMERCEPULSE multi-client research product. We have also entered into discussions with Excite@Home related to the development and distribution of co-branded Internet-based panels and polls.


    - MARKET FACTS. In April 1999, Market Facts, one of the largest market research firms in the United States, became our first long-term Harris Interactive Service Bureau client and agreed to use us exclusively for all of their Internet-based data collection. In addition to this agreement, Market Facts purchased $4.1 million of our common stock.

    - NBC. Since March 1999, we have been conducting program evaluation studies for NBC which has resulted in more than 100,000 viewers becoming unique cooperative respondents in our Internet panel.

    - GOMEZ ADVISORS. Our relationship with Gomez Advisors, a research and analysis firm, provides us with the opportunity to co-develop and co-own multi-client research studies. Our first study tracks quarterly changes in the online securities trading industry. We market this product on a subscription basis to financial institutions and brokerage houses.

    - ZDNET. In September 1999, we began conducting a co-branded quick "unscientific" poll that is posted on the ZDNetwork web page. A respondent to the poll is linked directly to our website where he or she has the opportunity to join our Internet panel. We have the right to use a portion of the ZDNetwork web page for our own advertising. ZDNet is Ziff-Davis's website for information technology specialists.

    - TALMEY-DRAKE RESEARCH. We have entered into an agreement with Talmey-Drake, a research organization focused on the ski industry, to co-develop and co-own a multi-client research study of the spending habits, preferences and product satisfaction of individuals who ski and snowboard.

    - TELEPHIA, INC. We have entered into an agreement with Telephia, a research organization focused on the wireless communication industry, to co-develop and co-own a wireless communication study which tracks wireless communication usage by market.

    - AMERICAN COUNCIL ON EXERCISE. We have collaborated with the American Council on Exercise, a non-profit organization that promotes physical fitness, in a co-branded survey on treadmill ownership satisfaction. We have created two Harris ACE Awards, which are presented annually to manufacturers of various types of exercise equipment, based on our customer satisfaction studies.

OUR FOCUSED GROWTH STRATEGY

    Our goal is to expand our position as the leading global Internet-based market research and polling firm by providing high quality products and services to our clients. Key elements of our strategy are to:

    MAXIMIZE THE REVENUE-GENERATING CAPACITY OF OUR INTERNET PANEL. We intend to generate multiple revenue sources from our proprietary Internet panel by:

    - INCREASING THE SIZE AND SCOPE OF OUR CUSTOM RESEARCH BUSINESS. We believe that the Internet is a viable global communications medium for conducting rapid, accurate and cost-efficient market research. We intend to aggressively market all of the benefits of Internet-based market research to new and existing clients to generate additional custom research business.

    - ACCELERATING THE DEVELOPMENT OF MULTI-CLIENT RESEARCH STUDIES. Our multi-client products are developed and marketed on a subscription basis to a large number of interested clients, providing them with general studies of particular market segments or industries. These studies include products that could not previously be conducted on a cost-effective basis or studies for markets and industries that did not exist prior to the Internet. We intend to invest significantly in multi-client products due to the high margins and recurring revenue streams associated with these products.

    - PENETRATING NEW MARKETS NOT PREVIOUSLY REACHED. Harris Interactive Service Bureau provides other market research firms with access to our Internet panel and our sophisticated technology. We believe the Harris Internet Service Bureau enables us to derive revenues from markets or industries that we would not otherwise penetrate because we do not have client relationships or specific expertise.

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
    - ACTIVELY MARKETING SPECIALIZED RESEARCH STUDIES. We offer our clients the means to conduct specialized studies on highly targeted demographic groups or subsets of the overall population, such as individuals who are chronically ill. The availability of such groups within our Internet panel dramatically reduces the cost of recruiting individuals for such studies.

    ESTABLISH NEW STRATEGIC RELATIONSHIPS WORLDWIDE. We are actively seeking new strategic relationships with leading organizations to rapidly expand our Internet panel worldwide and facilitate new product development. Examples of new strategic relationships that we are actively pursuing include:

    - INTERNATIONAL RESEARCH DATA ALLIANCE. We are establishing an international research alliance designed to build a worldwide Internet panel. This alliance will comprise several international market research firms, each of which will agree to contribute a certain number of unique cooperative respondents who are willing to participate in online market research and polling. These respondents' names will be licensed to the other members in the alliance on a project-by-project basis. We will be exclusively responsible for the database and monitoring its usage by members. Currently, we are in discussions with several international market research firms that we have identified as possible initial members in this alliance.

    - ALLIANCES WITH LEADING GLOBAL NEWS ORGANIZATIONS. In addition to the program evaluation studies we currently provide for NBC, we are negotiating with several leading news organizations worldwide to provide other online television programming evaluations. In exchange for conducting these evaluations, we will have access to the names of those respondents to invite them to participate in our Internet panel.

    FURTHER ENHANCE OUR SCALABLE, PROPRIETARY TECHNOLOGY INFRASTRUCTURE. We have expended, and will continue to expend, substantial financial and management resources in the development and improvement of our scalable, proprietary technology infrastructure. Our efforts are focused on enhancing the speed, sophistication, flexibility, functionality and security of our technology. Our ongoing technology enhancements will allow us to better serve our clients and better retain participants in our Internet panel, which will increase our competitive position in the marketplace.

    CONTINUE TO BUILD BRAND AWARENESS OF OUR INTERNET-BASED MARKET RESEARCH AND POLLING PRODUCTS AND SERVICES. We intend to promote actively and aggressively the awareness of the HARRIS POLL and HARRIS INTERACTIVE as the leading full-service provider of high quality Internet-based market research and polling products and services. We intend to utilize a combination of innovative and cost-effective marketing programs designed to continue to build our brand name recognition.

    SEEK STRATEGIC ACQUISITIONS OR INVESTMENTS. The market research industry is highly fragmented, providing opportunities to expand our business through acquisitions or investments with:

    - complementary businesses that own or have access to products and services that we do not offer or that have strategic client relationships which we do not possess;

    - complementary proprietary technologies that would enhance our existing technology infrastructure; and

    - companies in countries where we are expanding our Internet panel development and Internet-based market research and polling capabilities.

OUR RELATIONSHIP WITH EXCITE@HOME

    Our agreement with Excite@Home is a key factor in the growth of our Internet panel. Under our agreement, Excite@Home offers individuals who visit its web site the opportunity to participate in a HARRIS POLL online survey. Under this agreement, we have the exclusive right to use the names of those who voluntarily participate in a survey for purposes of conducting other research and surveys. Excite@Home has the exclusive right to use those same names for promotional and commercial marketing uses. This agreement provides us with a rapid and cost-efficient means of building and replenishing our Internet panel. Since its inception in 1997, substantially all of our 4.3 million names of unique cooperative respondents came from Excite@Home. We have recently entered into a new agreement with Excite@Home which will continue until October 1, 2002. This agreement will automatically renew for successive one-year terms after that date, subject to either party's right to terminate upon 120 days' prior notice. We have also entered into agreements with Excite@Home for the provision of research services, including custom research and multi-client research products, and the use and distribution of our ECOMMERCEPULSE multi-client research product. We have also entered into discussions with Excite@Home related to the development and distribution of co-branded Internet-based panels and polls.


OUR PRODUCTS AND SERVICES

    We are a full-service provider of market research and polling services, utilizing both Internet-based and traditional survey methodologies. Our business model comprises four main sources of revenues:

    - custom research;

    - multi-client research;

    - service bureau research; and

    - customer relationship services.

    Our custom research products and services and our customer relationship services are provided using both traditional and Internet-based methodologies, while our remaining products have been recently developed exclusively using the Internet-based model. For fiscal 1999, 90% of our total revenues were derived from custom research utilizing traditional research methods, and 10% of our total revenues were derived from our Internet-based products and services. We are transitioning our custom research and polling products and services to Internet-based research. We plan to dedicate a significant amount of our financial and management resources to develop and market additional products and services which utilize our Internet-based methodologies.

    The following table summarizes our products and services.

PRODUCT NAME                                      DESCRIPTION                                METHODOLOGY
---------------------------  ------------------------------------------------------  ---------------------------
Custom Research              Market research and polling conducted on an issue       Traditional and Internet-
                             specifically identified by a client                     based

Multi-Client Research        Studies developed for and sold to a large number of     Internet-based
                             clients who have a similar interest in a particular
                             subject area

Harris Interactive Service   Market research and polling conducted for other market  Internet-based
Bureau                       research organizations

Customer Relationship        Outsourced customer service operations for              Traditional and Internet-
Services                     corporations and organizations                          based

CUSTOM RESEARCH

    For more than 40 years, we have provided custom business and consumer research to a broad range of companies, non-profit organizations and governmental agencies. In custom research, we have particular expertise in the following markets:

    - office equipment and technology;

    - pharmaceuticals;

    - healthcare;

    - education and public policy; and

    - transportation.

    We conduct custom research using a variety of traditional methodologies, including direct mail, telephone-based surveys, mall intercepts, focus groups and in-person interviews. We use these methods to produce a variety of surveys and polls, including customer satisfaction surveys, market share studies, new product introduction studies and brand recognition studies.

    Although we rely upon the same methodologies as our competitors with respect to traditional market research and polling services, we believe that we have developed several unique competitive strengths in custom research. First, our proprietary sample design techniques and our questionnaire development process result in the collection of complete and accurate information responsive to the specific inquiries of our clients. We have also developed in-depth data collection techniques that enhance the integrity and reliability of our sample database. Moreover, we take affirmative steps to assure that our responses are derived from the appropriate decision makers in each particular survey so as to assure the accuracy of our results. As a result, we are able to deliver samplings that represent the desired demographics of our clients based on our significant expertise in assembling appropriate samples and in developing effective survey content.

    Revenues derived from custom research services in fiscal 1999 were $28.3 million representing 97.7% of our total revenues.

MULTI-CLIENT RESEARCH

    Multi-client research products are studies that are conducted and sold on a subscription basis to a large number of individuals or companies that have an interest in a particular market segment or research application. Our multi-client products are developed on an independent or co-branded basis. Our independent multi-client products are developed and marketed by us. Co-branding involves the development and marketing of a study with another party having a unique experience base in a particular subject or market. These other parties are able to conduct research and collect useful data in their area of expertise that they could not do without our Internet panel and technology infrastructure. By combining their expertise and our Internet-based market research capabilities, we are able to develop and market a product that benefits both parties.

    Our current multi-client products include:

    - ECOMMERCEPULSE, a quarterly survey of more than 100,000 online shoppers assessing the performance of approximately 200 widely visited e-commerce websites. This service tracks such issues as online brand awareness, market presence, customer purchases, customer satisfaction, customer loyalty and future buying intention. ECOMMERCEPULSE also provides analysts and online merchants with unique, detailed insights into trends which are emerging in the e-commerce industry.

    - INTERMEDIAPULSE, a new monthly consumer tracking survey that captures the media usage and consumer purchase behaviors of more than 100,000 adults each year.

    - ELECTION 2000, an Internet-based polling of the year 2000 elections, including the presidential election, 33 senate elections, 13 gubernatorial elections and a number of congressional elections.

    - HEALTHCARE ONLINE, a combination of research products that draw on a subset of approximately 280,000 households in our Internet panel, in which someone has been diagnosed with a chronic medical condition. We conduct a wide range of health-related research, including large-scale population health surveys, surveys of health care providers, surveys of traditional difficult-to-reach populations, as well as clinical trial recruitment and post-market surveillance.

    - SKIER/SNOWBOARDER, a survey of individuals who have skied in the past two years. This study is co-branded with Talmey-Drake.

    - GOMEZ ONLINE TRADING STUDY, a study that tracks quarterly changes in the online securities trading industry. This study is co-branded with Gomez Advisors.

    - QUICKQUERY, a convenient, cost-effective method for asking questions and getting accurate responses from more than 2,000 respondents in a two-day period.

    - HARRIS ACE AWARDS, an annual award, based on a survey of individual satisfaction with exercise equipment. This award is a collaboration with the American Council on Exercise and is presented to manufacturers of various types of exercise equipment. We believe that we can expand this model to other industries.

    - TELEPHIA WIRELESS COMMUNICATION STUDY, a study that tracks consumer use of wireless communication usage by geographic market. This study is co-branded with Telephia.

    - QUICKSCREENER, a cost-efficient way to conduct high-quality single concept screening, offering results from up to 300 respondents per concept, within a week.

    - QUICKINSIGHTS, a cost-effective research tool designed for gaining consumer insights from small, targeted populations.

    Revenues derived from multi-client research products in fiscal 1999 were $0.1 million, representing 0.5% of our total revenues.

HARRIS INTERACTIVE SERVICE BUREAU

    Our Harris Interactive Service Bureau conducts Internet-based market research for other market research firms and other organizations that either do not have the necessary resources to develop an Internet-based market research service or that have otherwise chosen not to develop such a capability themselves. Harris Interactive Service Bureau provides us with a new revenue-generating source utilizing our data collection capabilities, our proprietary Internet panel and our scalable technology infrastructure. It enables us to penetrate markets or industries in which we do not have relationships or specific expertise. We believe that Harris Interactive Service Bureau reduces the likelihood that those market research firms and other organizations, which are our clients, will invest significant financial and management resources in developing their own Internet-based market research capabilities.

    Harris Interactive Service Bureau clients can access our data collection facilities on a long-term, continuous basis or on a project-by-project basis. We currently have a long-term agreement with Market Facts, Inc., a major research firm that focuses on mail panel research. Our agreement with Market Facts extends through April 2004, and is automatically renewed for one year terms subject to termination on one year's notice. Market Facts has agreed to pay us fees to access and use our Internet panel and technologies. In addition, it has agreed to use us exclusively for all of its Internet-based data collection rather than developing similar research capabilities during the term of the agreement. ACNielsen, one of the leading market research firms in the United States, uses our data collection facilities on a project-by-project basis.

    Revenues derived from Harris Interactive Service Bureau in fiscal 1999 were $0.4 million, representing 1.2% of our total revenues.

CUSTOMER RELATIONSHIP SERVICES

    By combining our traditional telephone research capabilities, our experience in customer contact services, and our sophisticated technology infrastructure, we provide high quality customer relationship services to clients. Our services include maintaining customer contact on behalf of our clients for the collection of customer-specific data and provision of "help desk" services. We have an agreement to use LivePerson, an interactive communications software program, that allows us to provide assistance to the customers of our clients using both the telephone and the Internet. The LivePerson software enables us to transition the utilization of our telephone interviewing facilities and personnel to Internet-based customer relationship services.

    Revenues derived from customer relationship services in fiscal 1999 were $0.2 million, representing 0.6% of our total revenues.

OUR CLIENTS

    For over 40 years, we have provided high quality market research products and services to a broad range of companies, non-profit organizations and governmental agencies. A selected list of our clients includes the following, each of which accounted for more than $100,000 of revenues in fiscal 1999.

MANUFACTURING                              SERVICES
The Dow Chemical Company                   ACNielsen Corporation

Eastman Kodak Company                      Danka Business Systems, PLC

General Motors Corporation                 Metropolitan Life Insurance Company

Moog Inc.                                  Roadway Express, Inc.

Xerox Corporation                          United Parcel Service of America, Inc.

TECHNOLOGY                                 EDUCATION/NON-PROFIT
Ameritech Corporation                      American Medical Association

Compaq Computer Corporation                Educational Testing Service

Excite@Home                                Harvard School of Public Health

International Business Machines
  Corporation                              The University of Michigan

Packard Bell NEC, Inc.                     The University of Texas

HEALTHCARE/PHARMACEUTICALS                 OTHER
Blue Cross and Blue Shield of New Jersey   CCH Incorporated

                                           Girl Scouts of the United States of
Bristol-Myers Squibb Company               America

Cordis Webster, Inc.                       National Collegiate Athletic Association

Johnson & Johnson                          Nationwide Insurance Enterprise

Merck & Co., Inc.                          Ryder System, Inc.

    We derive a substantial portion of our total revenues from Xerox Corporation and Johnson & Johnson. In fiscal 1999, 15% of our total revenues was derived from Xerox Corporation and 14% of our total revenues was derived from Johnson & Johnson. In fiscal 1998, 15% of our total revenues was derived from Xerox Corporation and 19% of our total revenues was derived from Johnson & Johnson. In fiscal 1997, Xerox Corporation accounted for approximately 22% of our total revenues.

OUR TECHNOLOGY INFRASTRUCTURE

    We have expended, and will continue to expend, significant financial and management resources to develop and improve our scalable proprietary technology infrastructure capable of offering our clients high quality Internet-based market research and polling products and services.

    Key components of our technology infrastructure are:

    - HIGH SPEED CUSTOMIZED E-MAIL. We send e-mail messages customized for each panel member targeted as a survey respondent for a project. These e-mail messages can be formatted rapidly and customized to the individual's e-mail for receipt in rich text or plain format. Our current capacity is over 290,000 e-mails per hour.

    - SOPHISTICATED SURVEY ENGINE. Our survey engine constructs the page necessary to ask the respondent a single question or small group of questions. After the respondents submit their answers, the answers are immediately checked for respondent errors and processed into the database. The survey engine then produces the next appropriate question, a process which continues until the survey is complete. The survey engine provides the same interactive function as a telephone interview, with all of the visual, sound, and animation properties of the Internet. Our survey engine can perform complex experimental designs, randomization, rotation of questions and response sets, successive disclosure, and reduction and expansion of response sets based on previous answers. Our current capacity is 144,000 five-minute completed surveys per hour.


    - INTELLIGENT SURVEY DISPATCH SYSTEM. Our survey dispatcher system allows a single survey project to be conducted over several independently operating survey engines. It also allows a single survey engine to process respondents to several different surveys at the same time. Our dispatcher system observes the load on the survey engines and distributes incoming respondents appropriately. It checks that valid passwords have been entered and it senses systems outages and routes around them. It also allows survey respondents to suspend a survey, return to the point of suspension at a later time, and resume where they suspended. Finally, it gathers real time statistics on survey starts, suspensions and completions.


    - FLEXIBLE, POWERFUL REPORTING TOOLS. We are deploying an online reporting system that will enable us to process data from the raw completed survey, through various stages, to a data repository. Using a secure web interface, clients will be able to access the data, view standard tables and perform their own analysis with the ability to view data on multiple levels of detail.

    - CUSTOMIZABLE MULTI-LANGUAGE AND MULTI-COUNTRY REGISTRATION AND POLLING SYSTEM. Our proprietary technology infrastructure allows panel members to update their own registration information online, as well as add new respondents to their household, or remove themselves from the database. It recognizes and stores the member's country and language of choice, so that information and prompts are provided in their own language. It allows registration questions to be customized by mode of solicitation. It provides an incentive to register for the panel by providing the panel member with the results of the survey to date.

    - CONTENT PROTECTION SYSTEM. Our CONCEPTLOC encryption system allows our clients' proprietary information to be presented to survey respondents in such a way that they are able to view it on their computer screens for the purpose of survey participation, but cannot retain the content in a usable electronic form after viewing. While on the screen, the CONCEPTLOC viewer disables all of the computer's ability to capture the image, the "Save As" function, the "Print Screen" key, and any screen saver program interrupts. The decryption is done in real time. The clear text image is available only on the screen and is never saved to the computer's memory.

    In fiscal 1997, 1998 and 1999, we expended $137,000, $165,000 and $518,000, respectively, for research and development of technologies for data collection and communication.

OUR SYSTEM

    Our system consists of more than 40 servers supporting a variety of functions, operating on a 24-hour, seven days a week basis and conforming to our stringent performance requirements.

    The majority of our servers run the Microsoft NT operating system. Our web servers run Microsoft Internet Information Server software, with custom written ISAPI filters and Active Server Pages applications. Our application software is a combination of off-the-shelf programs and custom-designed programs created by our in-house engineers and outside consultants. Our database system is Microsoft SQL Server.

    We maintain most of our servers at the Verio Collocation Facility in Rochester, New York, while some servers are maintained at our corporate headquarters location in Rochester, New York. A high-speed private line connects the two locations. Our operations are dependent on Verio's ability to protect its systems against damage from fire, earthquakes, power loss, telecommunications failure, break-ins and other similar events. We maintain our own uninterruptible power supply and heating, ventilation and air conditioning systems that are independent of the Verio facilities.

    Our data are backed up to magnetic tape on a daily basis. Except for servers used for interactive communication with our Internet panel and the general public, access to our servers is restricted to authorized users in reliance on secure communication channels. Strong physical security is in place at both server locations. We monitor computer security bulletins both from the manufacturers, as well as government and public advocacy organizations. Operating systems are continuously upgraded with security program revisions as they become available.

OUR SALES AND MARKETING PROGRAMS

    We have designed and implemented a broad range of sales and marketing programs, intended to:

    - enhance the brand recognition of the HARRIS POLL and build brand name recognition for HARRIS INTERACTIVE;

    - add new clients who purchase our products and services;

    - expand our Internet panel; and

    - develop additional ways to increase our revenues.

    Our marketing activities include both offline advertising and online promotion, including print publications and direct mail, and promotion on online portals, including Excite@Home.

    - OFFLINE ADVERTISING. We use offline advertising for continuous promotion of our brand name and our associated products and services. As we transition our business to the Internet, we engage in promotional activities with our offline clients about our Internet products and services. Our most significant offline promotional activity is our continuous release of HARRIS POLL results to the public. These results are reported by various newswire services, such as UNITED PRESS INTERNATIONAL, the ASSOCIATED PRESS and GANNETT NEWS SERVICE. Our offline advertising and promotional efforts also include print advertising in MARKETING NEWS, QUIRKS MAGAZINE, INDUSTRY STANDARD, ADVERTISING AGE, other publications and client brochures.

    - ONLINE PROMOTION. We have entered into relationships with Excite@Home and ZDNet, which allow us to place the HARRIS POLL icon on these online portals or websites. The HARRIS POLL icon provides a direct link to our website.

    We recently developed a formal sales management structure, and in July 1999 hired a Vice President of Sales. We intend to create a separate sales force dedicated to marketing our multi-client products and our Harris Interactive Service Bureau services.

OUR COMPETITION

    The traditional market research and polling industry is highly competitive. The Internet-based market research and polling industry is new and rapidly evolving. We expect competition to intensify as existing market research firms recognize the significance of the Internet to their business and as other companies already engaged in Internet-based services recognize the potential market.

    In our traditional market research and polling business, we compete on the basis of our proprietary sample designs techniques, our questionnaire development, our in-depth data collection and our ability to deliver samplings that represent the desired demographics of our clients. We believe that the primary competitive factors in the Internet-based market research and polling industry are:

    - a large and diverse proprietary Internet panel, with geographic scope and demographic depth;

    - a scalable proprietary Internet technology platform to provide a variety of services and operational support;

    - quality, depth and breadth of products and services offered;

    - brand recognition and strong reputation; and

    - cost.

    In the delivery of both our traditional and Internet-based market research products and services, we compete with numerous market research firms, as well as corporations and individuals that perform market research studies on an isolated basis, many of whom have market shares larger than our own. We will likely also face competition in the future from other traditional market research firms who move into Internet-based technologies or other companies with access to large databases of individuals with whom they can communicate on the Internet. These companies may, either alone or in alliances with other firms, attempt to penetrate this market.

    Many of our current and potential competitors have longer operating histories, significantly greater financial and marketing resources. These competitors may be able to undertake more extensive marketing campaigns for their services, adopt more aggressive pricing policies and make more attractive offers to potential employees, partners, and potential customers. Further, our competitors and potential competitors may develop technologies that are superior to ours, or that achieve greater market acceptance than our own.

OUR INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

    Our success is dependent upon proprietary software technology, research methods, data analysis techniques, and internal systems and procedures that we have developed to address client and Internet-based market research needs. Our intellectual property is essential to our success and we rely on a combination of patent, copyright, trademark and trade secret laws and confidentiality and license agreements with our employees, clients, independent contractors and other third parties to further protect our proprietary rights, software and procedures. We currently have two patents pending. One pending patent covers a multi-location and multi-language registration and polling system being placed on a variety of websites. Our other pending patent covers our CONCEPTLOC encryption system. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are made available.

    Under the terms of our acquisition of Louis Harris & Associates, we purchased the HARRIS name, including the HARRIS POLL, for use in the United States. The prior owner of Louis Harris & Associates sold the HARRIS name for use in Europe and the European portions of the former Soviet Union. Accordingly, we intend to adopt and promote a new trademark for use in those territories under which we will offer and sell our Internet-based market research and polling products and services.

    We have licensed in the past, and expect to license in the future, certain of our proprietary rights, such as trademarks or copyrighted material, to third parties. While we attempt to ensure that the quality of our brand is maintained by these licensees, licensees may take actions that might harm the value of our proprietary rights or reputation. The steps taken by us to protect our proprietary rights may not be adequate and third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. In addition, other parties may assert claims of infringement of intellectual property or other proprietary rights against us.

    In addition, there can be no assurance that third parties will not independently develop functionally equivalent or superior systems, software or procedures. We believe that our systems, software and procedures and other proprietary rights do not infringe on the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against us in the future or that any such claim will not require us to enter into materially adverse license agreements or result in protracted and costly litigation, regardless of the merits of such claims.

EMPLOYEES

    As of September 15, 1999, we employed a total of 728 persons on a full-time basis. We also employed 150 part-time individuals. None of our employees is represented by a collective bargaining agreement. We have not experienced any work stoppages. We consider our relationship with our employees to be good.

FACILITIES

    The following table describes our facilities:

                            APPROXIMATE
        LOCATION          SQUARE FOOTAGE              USE                             TERM OF LEASE
------------------------  ---------------  --------------------------  --------------------------------------------
Rochester, New York             50,000     Principal corporate         Expires June 30, 2003 with one 5-year
(Corporate Woods)                          offices                     renewal option

Rochester, New York             29,600     Telephone interviewing and  13,780 square foot lease expires July 1,
(Carlson Road)                             customer relationship       2008 with one 3-year renewal option; 10,600
                                           services center             square foot lease and 5,220 square foot
                                                                       lease both expire June 30, 2001 and each has
                                                                       one 2-year and 4-month renewal option and
                                                                       one 4-year renewal option

New York, New York              21,000     Health and public policy    Expires December 31, 2004 with two 5-year
                                           management, project and     renewal options
                                           data processing staff

Vestal, New York                 5,000     Telephone interviewing and  Expires December 31, 2001 with one 5-year
                                           customer relationship       renewal option
                                           services center

Boardman, Ohio                   5,500     Telephone interviewing and  4,300 square foot lease is a month-to- month
                                           customer relationship       lease; 1200 square foot lease expires March
                                           services center             31, 2000 with one 6-month renewal option

San Francisco,                   3,000     Corporate office            Month-to-month lease
California

    We lease all of our facilities and believe our current facilities are adequate to meet our needs for the foreseeable future. We believe additional or alternative facilities can be leased to meet our future needs on commercially reasonable terms.

LEGAL PROCEEDINGS

    We may from time to time become a party to various legal proceedings in the ordinary course of business. These claims, even if without merit, could cause us to expend significant financial and managerial resources which could adversely affect our business operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

    The following table sets forth certain information regarding our executive officers, key employees and directors as of August 31, 1999:

NAME                                         AGE                                 POSITION(S)
---------------------------------------      ---      ------------------------------------------------------------------
EXECUTIVE OFFICERS
Gordon S. Black(a).....................          57   Chairman of the Board and Chief Executive Officer
David H. Clemm(a)......................          54   President, Chief Operating Officer and Director
Leonard R. Bayer.......................          49   Executive Vice President, Chief Technology Officer and Director
Elizabeth K. Abbas.....................          52   Executive Vice President, International Division
Arthur E. Coles........................          56   Executive Vice President, Marketing and Business Development
Kathy C. Lee...........................          44   Executive Vice President, Sales
Bruce A. Newman........................          45   Chief Financial Officer, Secretary and Treasurer

KEY EMPLOYEES
Rick S. Geiger.........................          42   President, Data Collection Services Division
Stephen J. Hodownes....................          40   President, Harris Consulting Division
Robert C. Kallstrand...................          56   President, Business and Consumer Research Division
Robert L. Leitman......................          52   President, Healthcare and Public Policy Research Division
Gregory T. Novak.......................          37   President, Internet Division

DIRECTORS
Thomas D. Berman(b)(c).................          41   Director
G. Thomas Clark(b)(c)..................          61   Director
James R. Riedman(b)(c).................          40   Director

------------------------

(a) Non-voting, ex-officio member of the Compensation Committee

(b) Member of the Audit Committee

(c) Member of the Compensation Committee

EXECUTIVE OFFICERS

    GORDON S. BLACK has served as our Chairman of the Board and Chief Executive Officer since he founded Gordon S. Black Corporation in July 1975. From July 1968 to June 1978, Dr. Black was a member of the faculty of the University of Rochester, where he was an Associate Professor with tenure. Dr. Black received a Ph.D. in Political Science from Stanford University and a B.A. degree in Political Science from Washington University.

    DAVID H. CLEMM has served as our President and Chief Operating Officer, and as a director of our company, since April 1984. From November 1981 to March 1984, Mr. Clemm worked for Bausch & Lomb, Inc., where he held a variety of senior positions as Vice President of Marketing Operations for Graphic Products and Vice President and General Manager of the Ophthalmic Instruments Division. From May 1980 to November 1981, Mr. Clemm served as Manager of Market Research at Xerox Corporation. From June 1973 to June 1979, Mr. Clemm served as manager of Financial Operations for the Branded Products Division of Pennzoil Company. Mr. Clemm received an M.B.A. from Boston University and a B.S. degree from the United States Military Academy at West Point.

    LEONARD R. BAYER has served as our Executive Vice President and Chief Technology Officer, and as a director of our company, since July 1978. From August 1976 to July 1978, Mr. Bayer worked for

Practice Development Corporation where he served as Vice President of Research and Development. From September 1975 to August 1976, Mr. Bayer was a member of the faculty of the University of Rochester School of Medicine where he taught mathematical statistics. Mr. Bayer received an M.A. degree in Statistics, a B.S. degree in Astrophysics and a B.A. degree in Mathematics from the University of Rochester.

    ELIZABETH K. ABBAS has served as our Executive Vice President of the International Division since January 1999. From October 1996 to December 1998, she served as an independent consultant to us while she resided in Japan. From June 1986 to October 1996, Dr. Abbas served as Vice President of Research of the Gordon S. Black Corporation. From June 1980 to June 1986, Dr. Abbas served as a project manager of the Gordon S. Black Corporation. Dr. Abbas received a Ph.D. degree in Education and an M.S. degree in Family and Consumption Economics from the University of Illinois and a B.A. degree in Education from Central College, Pella, Iowa.

    ARTHUR E. COLES has served as our Executive Vice President of Marketing and Business Development since June 1999. Mr. Coles was President and Chief Executive Officer of the Gordon S. Black Corporation from June 1997 to June 1999. Prior to joining our company, Mr. Coles worked for Eastman Kodak Company, where he served as Corporate Director of Digital Strategic Planning. Mr. Coles received an M.B.A. from the Rochester Institute of Technology and a B.S. degree in Mathematics from the State University of New York at Albany.

    KATHY C. LEE has served as our Executive Vice President of Sales since July 1999. Prior to joining our company, she spent 22 years with IBM, holding a variety of sales and sales management positions. Ms. Lee received her B.A. in Business Administration and Political Science from Albion College.

    BRUCE A. NEWMAN has served as our Chief Financial Officer, Secretary and Treasurer since January 1986. From July 1980 to January 1986, Mr. Newman served as Treasury Manager of The Case-Hoyt Corporation, a national printer. From July 1975 to August 1978, Mr. Newman worked for Price Waterhouse. Mr. Newman received a B.A. in accounting from the State University of New York at Albany and is a Certified Public Accountant.

KEY EMPLOYEES

    RICK S. GEIGER has served as the President of our Data Collection Services Division since January 1997. Previously, Mr. Geiger worked at the E.I. Dupont Company from 1980 to 1994 in various positions, including Manufacturing Manager, Supply Chain Manager, Sales and Marketing Management. Mr. Geiger received a J.D. from the School of Law, University at Buffalo, State University of New York, an M.B.A. from the Executive Development Program at the William E. Simon Graduate School of Business at the University of Rochester and a B.S. degree in Organizational Management from Roberts Wesleyan College. Mr. Geiger is a practicing attorney in New York State.

    STEPHEN J. HODOWNES has served as the President of our Harris Consulting Division since October 1995. Prior to October 1995, Mr. Hodownes worked for Xerox Corporation in various positions, including as a director of Worldwide Loyalty Marketing, Manager of Customer Corporation Retention and Loyalty Operations and Manager of Customer Satisfaction for U.S. Operations. Mr. Hodownes received an M.B.A. from the Executive Development Program at the University of Rochester and a B.S. degree in Computer Science from the Rochester Institute of Technology.

    ROBERT C. KALLSTRAND has served as the President of our Business and Consumer Research Division since July 1999. Mr. Kallstrand was Executive Vice President and Chief Operating Officer of Gordon S. Black Corporation from July 1997 to July 1999. From 1986 until July 1997, he served in various executive capacities for our company. Mr. Kallstrand received B.A. degrees in Economics and Psychology from the University of Rochester.

    ROBERT L. LEITMAN has served as the President of our Health, Education and Public Policy Division since July 1999. From February 1996 to July 1999, he served as our Chief Operating Officer and served in various other executive capacities from 1991 to February 1996. Mr. Leitman received an M.S. degree in Sociology from the University of Connecticut and a B.A. degree in Sociology from the State University of New York at Stony Brook.

    GREGORY T. NOVAK has served as the President of our Internet Division since June 1999. Prior to joining our company, Mr. Novak was Vice President/General Manager of Lightning America's, a unit of GSX. Mr. Novak received an M.S. in Management from Purdue University's Krannert Business School and a B.S. in Mechanical Engineering from the University of Pittsburgh. Mr. Novak is also a graduate of General Electric's Nuclear Power Engineering Program and Corporate Analyst's Training and Development Program.

DIRECTORS

    THOMAS D. BERMAN has served as a director of our company since July 1998. Mr. Berman is an Executive Director of Brinson Partners, Inc., an investment management firm. Mr. Berman received an S.M. from Massachusetts Institute of Technology, Sloan School of Management and an S.B. degree in Electrical Engineering from Massachusetts Institute of Technology. Mr. Berman is a director of Creo Products Inc., a publicly-traded computer-to-plate prepress equipment company, and is a member of the compensation, nominating and corporate governance committees of its board of directors.

    G. THOMAS CLARK has served as a director of our company since October 1989. From April 1979 until his retirement in November 1996, Mr. Clark served as Senior Vice President of Finance, Secretary and Treasurer of Paychex, Inc. and currently serves on the board of directors of Paychex. Mr. Clark received a B.S. degree in Business Administration from Bucknell.

    JAMES R. RIEDMAN has served as a director of our company since October 1989. Mr. Riedman is the President of the Riedman Corp., an insurance agency. From April 1984 to January 1987, Mr. Riedman served as Senior Vice President of Transamerica Financial Systems and Concepts. Mr. Riedman also worked for the Balboa Insurance Group from January 1983 to April 1984, where he served as Director of Corporate Planning. Mr. Riedman received an M.S. degree in Risk and Insurance and Finance from the University of Wisconsin and a B.A. degree in Business Administration from the University of Notre Dame.

    Each officer serves at the discretion of our board of directors. There are no family relationships between any of our directors or executive officers.

    VOTING AGREEMENT. Under a voting agreement among our company, the holders of our preferred stock, Gordon S. Black, David H. Clemm and Leonard R. Bayer:

    - the preferred stockholders are entitled to designate two individuals to serve as directors and, so long as BVCF III L.P., formerly Brinson Venture Capital Fund III, L.P., is a stockholder, it shall designate these individuals. Thomas D. Berman is the designee of BVCF III under these arrangements;

    - each of Dr. Black, Mr. Clemm and Mr. Bayer is to be elected as a director so long as he is a senior executive of our company and owns at least 50% of the common stock of our company he owned on July 1, 1998; and

    - two directors are to be elected jointly by the preferred stockholders and by Dr. Black, Mr. Clemm and Mr. Bayer. G. Thomas Clark and James R. Riedman have been elected pursuant to this arrangement.

    This voting agreement will terminate upon the completion of this offering.

BOARD COMPOSITION

    Our board of directors consists of six directors divided into three classes with each class serving for a term of three years and such term initially expiring on the annual stockholder meeting to be held in the year set forth below:

CLASS                                            EXPIRATION            MEMBERS
----------------------------------------------  -------------  -----------------------
Class I                                                2000    Leonard R. Bayer
                                                               G. Thomas Clark

Class II                                               2001    Thomas D. Berman
                                                               David H. Clemm

Class III                                              2002    Gordon S. Black
                                                               James R. Riedman

    At each annual meeting of stockholders, directors will be elected by the holders of common stock to succeed those directors whose terms are expiring.

BOARD COMMITTEES; COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The audit committee of the board of directors reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. The audit committee currently consists of Thomas D. Berman, G. Thomas Clark and James R. Riedman.

    The compensation committee of the board of directors reviews and recommends to the board of directors the compensation and benefits of all of our executive officers and establishes and reviews general policies relating to compensation and benefits of our employees. The compensation committee currently consists of Thomas D. Berman, G. Thomas Clark and James R. Riedman, with Gordon S. Black and David H. Clemm serving as non-voting, ex-officio committee members. Gordon S. Black and David H. Clemm participate in all decisions regarding salaries and incentive compensation for all employees and consultants, except that they are excluded from discussions regarding their own salary and incentive compensation.

    None of Mr. Berman, Mr. Clark or Mr. Riedman has at any time been an officer or employee of our company. Mr. Berman is an executive director of Brinson Partners, Inc., the investment advisor to the Virginia Retirement System and Brinson Map Venture Capital Fund III Trust, a member of Brinson Venture Management LLC, the investment adviser to BVCF III, L.P. and an assistant trust officer of Brinson Trust Company, the trustee for Brinson Map Venture Capital Fund III Trust. See "Certain Transactions."

    No interlocking relationship exists between our board of directors or our compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

DIRECTOR COMPENSATION

    Our non-employee directors, other than Thomas D. Berman, are paid a fee of $750 for each board meeting attended, and are entitled to reimbursement for expenses incurred in attending board meetings. We do not presently provide additional compensation for committee participation or special assignments of the board of directors. In September 1998, G. Thomas Clark and James R. Riedman each received options to purchase an aggregate of 28,000 shares of common stock at an exercise price per share of $0.465. See "Employee Benefit Plans--1999 Long Term Incentive Plan" for a description of options that may be granted to directors.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

    Our restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that the personal liability of a director for monetary damages for breach of his or her fiduciary duties as a director may be eliminated, except for:

    - any breach of the director's duty of loyalty to a corporation or its stockholders;

    - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or

    - any transaction from which the director derived an improper personal benefit.

    Our bylaws provide that we may indemnify our directors and officers and may indemnify our other employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether the bylaws would permit indemnification.

    We intend to obtain directors' and officers' insurance providing indemnification for our directors, officers and some of our employees for certain liabilities. We believe that this insurance is necessary to attract and retain qualified directors and officers.

    At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

EXECUTIVE COMPENSATION

    The following table sets forth the total compensation we paid to our Chief Executive Officer and our four other most highly compensated executive officers who earned more than $100,000 during fiscal 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM COMPENSATION
                                                                     ANNUAL COMPENSATION    -----------------------
                                                                   -----------------------   SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION                                        SALARY ($)   BONUS ($)         OPTIONS (#)
-----------------------------------------------------------------  ----------  -----------  -----------------------
Gordon S. Black..................................................  $  300,000   $  12,000             --
  Chief Executive Officer
David H. Clemm...................................................     285,000      11,400             --
  President and Chief Operating Officer
Leonard R. Bayer.................................................     256,000      10,250             --
  Executive Vice President and Chief Technology Officer
Elizabeth K. Abbas...............................................     125,000       5,000             84,000
  Executive Vice President, International Division
Arthur E. Coles..................................................     160,000      30,000             --
  Executive Vice President, Marketing and Business Development

STOCK OPTION INFORMATION

    The following table sets forth information with respect to stock options granted to our Chief Executive Officer and our four other most highly compensated executive officers during fiscal 1999. We have never granted any stock appreciation rights. The exercise price per share was equal to the fair value of the common stock on the date of grant as determined by the board of directors. Percentage of total options is based on an aggregate of 560,000 options granted in fiscal 1999. Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of computed stock price appreciation are mandated by rules of the SEC and do not represent our estimate or projection of our future common stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                                POTENTIAL
                                                                                                               REALIZABLE
                                                                                                                VALUE AT
                                                                                                                 ASSUMED
                                                                                                                 ANNUAL
                                                              INDIVIDUAL GRANTS                                 RATES OF
                                                 -------------------------------------------                   STOCK PRICE
                                                  NUMBER OF      PERCENT OF                                    APPRECIATION
                                                 SECURITIES     TOTAL OPTIONS                                  FOR OPTION
                                                 UNDERLYING      GRANTED TO       EXERCISE                        TERM
                                                   OPTIONS        EMPLOYEES         PRICE       EXPIRATION     -----------
                                                   GRANTED     IN FISCAL YEAR     PER SHARE        DATE            5%
                                                 -----------  -----------------  -----------  ---------------  -----------
Gordon S. Black................................      --              --              --             --             --
David H. Clemm.................................      --              --              --             --             --
Leonard R. Bayer...............................      --              --              --             --             --
Elizabeth K. Abbas.............................      84,000              15%      $    1.26         2/2/09      $   5,289
Arthur E. Coles................................      --              --              --             --             --


                                                    10%
                                                 ---------
Gordon S. Black................................     --
David H. Clemm.................................     --
Leonard R. Bayer...............................     --
Elizabeth K. Abbas.............................  $  10,578
Arthur E. Coles................................     --

    The following table sets forth information concerning stock options held as of June 30, 1999 by our Chief Executive Officer and our four other most highly compensated executive officers. No options were exercised by these officers in fiscal 1999. The value of unexercised in-the-money options at fiscal year-end is based on $3.70 per share, the assumed fair value of the common stock at June 30, 1999, less the exercise price per share.

                         FISCAL YEAR END OPTION VALUES

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                  OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                                                 JUNE 30, 1999               JUNE 30, 1999
                                                           -------------------------  ---------------------------
NAME                                                       EXERCISABLE UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
---------------------------------------------------------  ----------  -------------  ------------  -------------
Gordon S. Black..........................................      --           --             --            --
David H. Clemm...........................................   1,274,000       364,000   $  4,687,240   $ 1,379,210
Leonard R. Bayer.........................................      --           --             --            --
Elizabeth K. Abbas.......................................      --            84,000        --            311,100
Arthur E. Coles..........................................      56,000       112,000        207,400       414,800

    All of Mr. Clemm's, Dr. Abbas's and Mr. Coles's unvested options will vest immediately upon the closing of this offering.

EMPLOYEE BENEFIT PLANS

    STOCK OPTIONS. We have granted non-qualified stock options from time to time. In 1997, we adopted our 1997 stock option plan, which provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and for the granting to employees and consultants of non-qualified stock options. A total of 4,499,600 shares of common stock were available for the grant of options under the plan. In connection with this offering, the 1997 stock option plan was terminated. All options issued under the plan and that remain outstanding are exercisable in accordance with their terms.

    1997 STOCK PROGRAM.  Our 1997 stock program, provided for the:

    - granting to employees the right to purchase shares of common stock;

    - award of stock bonuses; and

    - our repurchase of shares of common stock issued pursuant to the plan.

    Any rights to purchase shares of common stock granted to employees under the 1997 stock program terminated 30 days from the date of grant. The aggregate number of shares of stock awarded as bonuses in any fiscal year could not exceed, based on the value of the stock as determined by the board of directors, $500,000. Each fiscal year, we undertook, but were not obligated, to repurchase that number of shares that was equal to the number of shares subject to purchase by employees and the number of shares awarded as bonuses. The 1997 stock program was terminated in connection with this offering.

    1999 LONG-TERM INCENTIVE PLAN. In September 1999, our board of directors and stockholders adopted our 1999 long-term incentive plan. We have reserved 1,250,000 shares of common stock for issuance under the plan. Pursuant to this plan, we may grant certain combinations of the following to our employees, officers and non-employee directors, or to the employees, officers and non-employee directors of our subsidiaries:

    - stock options, both incentive stock options within the meaning of Section 422 of the Internal Revenue Code and non-qualified stock options;

    - stock appreciation rights;

    - restricted or unrestricted share awards; and

    - performance-based awards.

    The plan is administered by a committee appointed by our board of directors. The committee will select the individuals to whom options are granted and will specify the terms of the options.

    - INCENTIVE STOCK OPTIONS. These options may only be granted to our employees, and may not be exercised more than 10 years after the date of grant. The exercise price must be at least equal to the fair market value of our common stock on the date of grant. The purchase price of the shares issued upon exercise of these options may be paid in cash or shares of common stock having a total fair market value equal to the aggregate purchase price.

    - NON-QUALIFIED STOCK OPTIONS. These options may not be exercised more than 10 years after the date of grant. The purchase price of shares issued upon exercise of these options may be paid in cash or shares of common stock having a total fair market value equal to the aggregate purchase price.

    - STOCK APPRECIATION RIGHTS. These rights may be granted on a free-standing or tandem basis. The term of exercise will be determined by the committee, but in no event will be more than 10 years from the date of grant. These rights generally entitle the holder to receive a payment having an aggregate value equal to the product of the excess of the fair market value over the exercise price per share specified in the grant multiplied by the number of shares specified in the award. Payment by us of the amount receivable in respect of the stock appreciation right may be paid in any combination of cash and common stock.

    The 1999 long-term incentive plan provides for adjustments if a recapitalization or other change in our common stock dilutes the rights of the 1999 long-term incentive plan participants. The board has the authority to amend, suspend or terminate the plan, provided that no action may affect any awards previously made under the plan. No options or awards have been granted under this plan.

    EMPLOYEE STOCK PURCHASE PLAN. In September 1999, our board of directors and stockholders adopted an employee stock purchase plan under which a total of 500,000 shares of common stock are available for sale. The purchase plan, which is intended to qualify as an employee stock purchase plan within the meaning of
Section 423 of the Internal Revenue Code of 1996, is administered by our board of directors or by a committee appointed by our board. All eligible employees or eligible employees of any present or future subsidiary designated by our board may participate in the purchase plan. The purchase plan permits eligible employees to purchase shares of our common stock through payroll deductions, which may not exceed 10% of the employee's compensation, subject to certain limitations. The purchase plan will be implemented in a series of consecutive, overlapping offering periods, each approximately three months to 24 months in duration. The purchase price of each share of common stock under the purchase plan will be equal to the lesser of 85% of the closing price per share of our common stock on the Nasdaq National Market on the start date of that offering period or on the date of termination of the offering period. An employee's participation ends on the employee's termination of employment with us. The purchase plan will terminate in September 2009 unless sooner terminated by our board.

401(K) PLAN

    We have an tax-qualified employee savings plan which covers all of our employees who are at least 21 years of age, who have been employed with us for at least one year and who have at least 1,000 hours of service with us. Our employees may, however, begin making contributions to our 401(k) Plan at the beginning of the quarter following completion of three months of service. Eligible employees may defer up to 18% of their pre-tax earnings, subject to the Internal Revenue Service's annual contribution limit. Our 401(k) Plan permits additional discretionary matching and profit sharing contributions by us on behalf of all participants in our 401(k) Plan in an amount determined by us. Matching contributions, if made, are equal to 50% of an employee's contribution, relating to the first 4%, up to a maximum annual contribution of $600. Profit sharing contributions may equal up to 15% of total annual compensation of all employees and are allocated in proportion to each employee's compensation. Our 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986 so that contributions by employees or by us to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan, and so that contributions by us, if any, will be deductible by us when made.

                              CERTAIN TRANSACTIONS

PREFERRED STOCK PRIVATE PLACEMENT

    In July 1998, we sold an aggregate of 147,000 shares of our Series A preferred stock for an aggregate purchase price of $14.7 million or $100 per share, to BVCF III, L.P., Brinson Map Venture Capital Fund III Trust and the Virginia Retirement System. The shares of preferred stock are automatically convertible into 11,790,324 shares of common stock upon the closing of this offering. See "Principal Stockholders."

    Thomas D. Berman, a director of our company, is an executive director of Brinson Partners, Inc. Brinson Partners is the investment adviser to Brinson Map Venture Capital Fund III Trust and the Virginia Retirement System and the managing member of Brinson Venture Management LLC, which is the investment advisor to BVCF III, L.P. Mr. Berman is also an assistant trust officer of the Brinson Trust Company, which is the trustee for Brinson Map Venture Capital Fund III Trust. The holders of preferred stock have certain registration rights. See "Description of Capital Stock--Registration Rights."

MARKET FACTS EQUITY INVESTMENT AND STRATEGIC ALLIANCE

    In April 1999, Market Facts, Inc. purchased 1,092,980 shares of our common stock for an aggregate purchase price of $4.1 million or $3.77 per share. Prior to this offering, Market Facts owned approximately 10% of our outstanding common stock. See "Principal Stockholders."

    In April 1999, we also entered into a strategic alliance agreement with Market Facts. Under that agreement, we granted Market Facts a non-exclusive license to access and use our Internet panel and Internet technologies for purposes of developing market research studies, and for conducting and providing analysis of surveys and polls. In consideration for such access and use, Market Facts agreed to pay us use fees, access fees and survey fees. In addition, Market Facts has granted us a non-exclusive, royalty free license to use its Internet technologies for the design and development of market research products, and has agreed to offer certain of its customers, clients and others with whom they have a relationship, the opportunity to become members of our Internet panel.

    Market Facts has agreed to use us exclusively for all of its Internet-based market research and polling needs and not to enter into strategic online alliances with our direct competitors. The agreement also provides for the development of multi-client studies, either jointly or by each of us individually. The agreement terminates in April 2004, but automatically extends for additional one year terms thereafter unless either party terminates upon one year's prior notice.

CONFIDENTIALLY AND NON-COMPETITION AGREEMENTS WITH EXECUTIVE OFFICERS

    In September 1999, we entered into agreements with Gordon S. Black, David H. Clemm and Leonard R. Bayer. These agreements include confidentiality and non-competition provisions, and obligate each of these executive officers to transfer to us any inventions developed by them during their employment with us and prohibits each of them from competing with us for a period of one year after their termination of employment. The agreements also provide that, in the event we terminate Dr. Black's, Mr. Clemm's or Mr. Bayer's employment without cause, he is entitled to receive severance benefits equal to:

    - his base salary in effect before the date of his termination;

    - the average of his annual incentive bonus for the past three years;

    - his accrued and unused vacation time;

    - his expenses incurred on our behalf; and

    - insurance benefits for two years following the date of termination.

OTHER TRANSACTIONS

    REPURCHASE OF COMMON STOCK. In connection with the sale of our Series A preferred stock, we repurchased an aggregate of 85,082 shares of our common stock. We repurchased 54,664 shares from Gordon S. Black, our Chief Executive Officer, for an aggregate redemption price of $1.9 million and 27,333 shares from Leonard R. Bayer, our Executive Vice President, for an aggregate redemption price of $963,761.

    LOAN TO OFFICER. In May 1993, we made a demand loan of $70,000 to Gordon S. Black, our Chairman and Chief Executive Officer. The loan was collateralized by a pledge of 700,000 shares of our common stock that he owned. The loan bore interest at a rate equal to the lowest rate of interest permitted by the Internal Revenue Code (5.1% at the time of repayment) so as to avoid imputation of interest. The outstanding principal balance of the loan at June 30, 1998 was $42,500. The loan was fully paid in fiscal 1999.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information with respect to the beneficial ownership of our common stock, as of August 31, 1999, and as adjusted to reflect the sale of common stock offered by us in this offering, for:

    - each person who we know beneficially owns more than 5% of the common stock;

    - each of our directors;

    - each executive officer named in the Summary Compensation Table; and

    - all of our directors and executive officers as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. The address for each listed director and officer is c/o Harris Interactive Inc., 135 Corporate Woods, Rochester, New York 14623. Except as indicated by footnote, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock issuable upon conversion of outstanding preferred stock and shares of common stock underlying options held by such person that are currently exercisable or exercisable within 60 days of August 31, 1999. These shares, however, are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 10,915,044 shares of common stock outstanding as of August 31, 1999,
and       shares of common stock outstanding after completion of this offering.
The numbers shown in the table assume no exercise by the underwriters of their over-allotment option.

                                                                         NUMBER OF SHARES     PERCENTAGE OF SHARES
                                                         TOTAL NUMBER   BENEFICIALLY OWNED     BENEFICIALLY OWNED
                                                           OF SHARES         INCLUDES       ------------------------
                                                         BENEFICIALLY       SECURITIES        BEFORE        AFTER
                                                             OWNED      UNDERLYING OPTIONS   OFFERING     OFFERING
                                                         -------------  ------------------  -----------  -----------
5% STOCKHOLDERS:
Market Facts, Inc. (1).................................     1,092,980           --                10.0%
Brinson Partners Inc. (2)..............................    11,790,324           --                51.9%

DIRECTORS AND EXECUTIVE OFFICERS:
Gordon S. Black (3)(7).................................     3,922,240           --                35.9%
David H. Clemm (4)(7)..................................     1,165,332         1,638,000           22.3%
Leonard R. Bayer (5)(7)................................     3,133,060           --                28.7%
Elizabeth K. Abbas.....................................       114,212            84,000            1.8%
Arthur E. Coles........................................        14,924           168,000            1.6%
Thomas D. Berman (6)(7)................................       --                --              --
G. Thomas Clark (7)....................................       --                 28,000              *
James R. Riedman (7)...................................       --                 28,000              *
Directors and Executive Officers as a group (ten
  persons).............................................     8,428,924         2,282,000          90.05%

------------------------

*   Less than 1%

(1) The address of Market Facts, Inc. is 3040 West Salt Creek Lane, Arlington Heights, Illinois 60005.

(2) Represents shares to be issued upon conversion of 147,000 shares of our Series A preferred stock. Includes 10,185,661 shares issuable upon conversion to the Virginia Retirement System, 225,195 shares issuable upon conversion to Brinson Map Venture Capital Fund III Trust and 1,379,468 shares issuable upon conversion to BVCF III, L.P. Brinson Partners, Inc. acts as investment adviser to the Virginia Retirement System and Brinson Map Venture Capital Fund III Trust and has sole voting and investment power over their shares. Brinson Partners, Inc. is also the managing member of Brinson Venture Management LLC, the investment advisor to BVCF III, L.P., which has sole voting and investment power over BVCF III, L.P.'s shares. The address of BVCF III, L.P., Brinson Map Venture Capital Fund III Trust and the Virginia Retirement System is c/o Brinson Partners, Inc., 209 South LaSalle, Chicago, Illinois 60604.

(3) Includes 364,000 shares held by Lonny H. Dolin, Dr. Black's wife, 364,980 shares held by the Lindsay L. Black Trust, 121,380 shares held by the Brooke
    E. Dolin Trust and 121,380 shares held by the Nathaniel M. Dolin Trust. Dr. Black is the trustee of these trusts.

(4) Includes 42,000 shares held by Christopher Clemm and 42,000 shares held by Julie Clemm, Mr. Clemm's children. 42,000 shares held by Jean Clemm, Mr. Clemm's wife, as custodian for Robert Clemm under the Uniform Transfers to Minors Act.

(5) Includes 16,800 shares held by Lorraine W. Bayer, Mr. Bayer's wife.

(6) Mr. Berman is an executive director of Brinson Partners, Inc. and in that capacity, Mr. Berman participates in investment advisory decisions with other personnel of Brinson Partners, Inc. with respect to the voting and investment power over the shares of the Virginia Retirement System and the Brinson Map Venture Capital Fund III Trust. Mr. Berman is also a member of Brinson Venture Management LLC, the investment adviser to BVCF III, L.P. and, by virtue of carried interest fee arrangements between Brinson Venture Management LLC and BVCF III, L.P., may be deemed to have an indirect pecuniary interest in the common stock owned by BCVF III, L.P. Mr. Berman is also an assistant trust officer of the Brinson Trust Company, which is the trustee for Brinson Map Venture Capital Fund III Trust. Mr. Berman disclaims beneficial ownership of the shares owned by these entities, except to the extent of his pecuniary interest, if any.

(7) Director.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Upon the completion of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.01 par value.

    The following summary of the rights of the common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our amended and restated certificate of incorporation and bylaws which are included as exhibits to the registration statement of which this prospectus is a part and by the provisions of Delaware law.

COMMON STOCK

    After giving effect to the conversion of all previously outstanding preferred stock into shares of common stock, as of June 30, 1999, there were 22,661,016 shares of common stock outstanding held of record by approximately 45 stockholders. After giving effect to the sale of common stock in the offering,
there will be       shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants.

    The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Except as required under Delaware law or the rules of the Nasdaq National Market, the rights of stockholders may not be modified otherwise than by a vote of a majority or more of the shares outstanding. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends as may be declared by the board of directors out of funds legally available for the payment of dividends. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets, subject to prior distribution rights of the preferred stock, if any, then outstanding. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued in the offering will be fully paid and non-assessable.

PREFERRED STOCK

    Upon the consummation of this offering, the 147,000 shares of Class A preferred stock outstanding will automatically convert into a total of 11,790,324 shares of common stock. Pursuant to our restated certificate of incorporation, the board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences and privileges, which may be greater than the rights of the common stock. The board, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock. At present, there are no shares of preferred stock outstanding, and we have no plans to issue any of the preferred stock.

COMMON STOCK WARRANTS

    Upon completion of the offering, we will have warrants outstanding to purchase an aggregate of 216,608 shares of common stock, exercisable at an exercise price of $1.50 per share. Each warrant has a net exercise provision under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares, based on the fair market value of our stock at the time of the exercise of the warrant, after deducting the aggregate exercise price. The warrants expire in November 2003.

REGISTRATION RIGHTS

    After the closing of this offering, the holders of 11,790,324 shares of common stock will be entitled to have their shares registered under the Securities Act of 1933. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other stockholders exercising registration rights, these holders are entitled to notice of the registration and are entitled to include their shares as part of that registration. Holders of registration rights may also require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock. Further, holders may require us to file registration statements on Form S-3 at our expense when we are eligible to use that form. All registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in the registration.

CERTAIN CHARTER AND BYLAWS PROVISIONS AND DELAWARE ANTI-TAKE OVER STATUTE

    Provisions of our restated certificate of incorporation and bylaws, to be effective following the offering, may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. These provisions:

    - divide our board of directors into three classes serving staggered three-year terms;

    - eliminate the right of stockholders to act by written consent without a meeting; and

    - allow us to issue preferred stock without any vote or further action by the stockholders.

    The classification system of electing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of our board of directors, as the classification of the board of directors increases the difficulty of replacing a majority of the directors. These provisions may have the effect of deferring hostile takeovers, delaying changes in our control or management, or may make it more difficult for stockholders to take certain corporate actions. An amendment of the provisions relating to the staggered board or the elinimation of the prohibition to act by written consent would require approval by holders of at least 66 2/3% of the outstanding common stock.

    In addition, we are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with an interested stockholder, unless:

    - prior to the date of the proposed action, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder;

    - upon completion of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to the date of the proposed action, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

    These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our company. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of our company. They may also have the effect of preventing changes in our management.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the offering, there has been no market for the common stock. Future sales of substantial amounts of our common stock in the public market following the offering could cause the prevailing market price of our common stock to fall and impede our ability to raise equity capital in the future.

    Upon completion of this offering, we will have outstanding an aggregate of shares of common stock, assuming that the underwriters do not exercise their over-allotment option and no exercise of outstanding options or warrants.
Of these shares, the       shares sold in this offering will be freely tradable
without registration or further restriction under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144
under the Securities Act. The remaining       shares of common stock outstanding
upon completion of this offering and held by existing stockholders will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below.

LOCK UP AGREEMENTS

    Sales of the restricted shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock. All of our officers, directors, members of their families and certain other stockholders have entered into contractual "lock-up" agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of shares of common stock owned by them, or later acquired by them, or that could be purchased by them through the exercise of options or warrants for a period of 180 days after the date of this prospectus without an exemption from, or without the prior written consent of, Lehman Brothers Inc. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rule 144 and 701, additional shares will be eligible for sale beginning 181 days after the effective date of this offering, subject to the requirements of Rule 144.

    Of the remaining restricted shares,       will be eligible for sale
immediately upon the effective date of this offering pursuant to Rule 144(k),
and     will be eligible for sale pursuant to Rule 144 and Rule 701 beginning 91 days after the effective date of this offering.

RULE 144

    In general, under Rule 144 as currently in effect, beginning 91 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including persons who may be deemed to be our "affiliates," would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of common stock then outstanding, which will
      equal approximately       shares immediately after this offering; or

    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a stockholder who is not deemed to have been our "affiliate" at any time during the 90 days preceding a sale, and who has beneficially owned for at least two years the restricted shares proposed to be sold, including the holding period of any prior owner except an affiliate, is entitled to sell the shares, without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

WARRANTS, STOCK OPTIONS AND EMPLOYEE COMMON STOCK PURCHASES

    As of June 30, 1999, there were outstanding warrants to purchase 260,960 shares of common stock and options to purchase 3,777,200 shares of common stock, of which 2,892,624 options were fully vested. The common stock underlying these warrants and options will be eligible for sale subject to the requirements of Rule 144 or Rule 701.

    An additional 1,250,000 shares are reserved for issuance under our 1999 long term incentive plan and additional 500,000 shares are reserved under our 1999 employee stock purchase plan. We intend to file a registration statement under the Securities Act covering the shares of common stock reserved for issuance under our 1999 long term incentive plan and our 1999 employee stock purchase plan. The registration statement is expected to be filed simultaneously with the effectiveness of the registration statement covering the shares of common stock offered in this offering and will automatically become effective upon filing. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates and the expiration of the 180-day lock-up period, be available for sale in the open market, except to the extent that such shares are subject to our vesting schedules.

PREFERRED STOCK

    Holders of 11,790,324 shares of common stock issuable upon conversion of a preferred stock are entitled to registration rights with respect to these shares for resale under the Securities Act of 1933. If these holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, these sales could harm the market price for our common stock. These registration rights may not be exercised prior to the expiration of the 180 days from the date of this prospectus. See "Description of Capital Stock--Registration Rights."

RULE 701

    Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 permits resales of shares issued prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options, including exercises after the date the issuer becomes so subject. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 91 days after the date of this prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.

    We have agreed not to sell or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of Lehman Brothers Inc.

                                  UNDERWRITING

    Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, the underwriters named below, for whom Lehman Brothers Inc., U.S. Bancorp Piper Jaffray Inc., Volpe Brown Whelan & Company, LLC, and E*OFFERING Corp. are acting as representatives, have each agreed to purchase from us the respective number of shares of common stock set forth opposite its name below:

                                                                                     NUMBER OF
                                   UNDERWRITERS                                       SHARES
----------------------------------------------------------------------------------  -----------
Lehman Brothers Inc. .............................................................
U.S. Bancorp Piper Jaffray Inc. ..................................................
Volpe Brown Whelan & Company, LLC.................................................
E*OFFERING Corp...................................................................
                                                                                    -----------
  Total...........................................................................
                                                                                    -----------
                                                                                    -----------

    The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the shares of common stock are purchased by the underwriters under the underwriting agreement, then all of the shares of common stock which the underwriters have agreed to purchase under the underwriting agreement, must be purchased. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.

    The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                    PAID BY HARRIS INTERACTIVE                        NO EXERCISE   FULL EXERCISE
-------------------------------------------------------------------  -------------  -------------
Per Share..........................................................    $              $
Total..............................................................    $              $

    The representatives have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and to dealers, who may include the underwriters, at the public offering price less a selling concession not in
excess of $         per share. The underwriters may allow, and the dealers may
reallow, a concession not in excess of $         per share to brokers and
dealers. After the offering, the underwriters may change the offering price and other selling terms.

    We have granted to the underwriters an option to purchase up to an aggregate
of       additional shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time until 30 days after the date of the underwriting agreement. If this option is exercised, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to the underwriter's initial commitment as indicated in the preceding table and we will be obligated, under the over-allotment option, to sell the shares of common stock to the underwriters.

    We have agreed that, without the prior consent of Lehman Brothers Inc. for a period of 180 days from the date of this prospectus, we will not directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities which may be converted into or exchanged for any such shares of common stock. All of our executive officers and directors, members of their families and several other stockholders have agreed under lock-up agreements that, without an exemption from, or without the prior written consent of, Lehman Brothers Inc., they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities that they may own, or later acquire, or which may be converted into or exchanged for any such shares for the period ending 180 days after the date of this prospectus. See "Shares Eligible for Future Sale."

    Prior to the offering, there has been no public market for the shares of common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of the common stock, the representatives will consider, among other things and in addition to prevailing market conditions, our historical performance and capital structure, estimates of our business potential and earning prospects, an overall assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    We will list our common stock for quotation on the Nasdaq National Market under the symbol "HPOL."

    We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

    We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $600,000.

    Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase shares of common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of the common stock. These transactions may consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the common stock.

    The underwriters may create a short position in the common stock in connection with the offering, which means that they may sell more shares than are set forth on the cover page of this prospectus. If the underwriters create a short position, then the representatives may reduce that short position by purchasing common stock in the open market. The representatives also may elect to reduce any short position by exercising all or part of the over-allotment option. The underwriters have informed us that they do not intend to confirm
sales to discretionary accounts that exceed   % of the total number of shares of
common stock offered by them.

    The representatives also may impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering.

    Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Any offers in Canada will be made only under an exemption from the requirements to file a prospectus in the relevant province of Canada where the sale is made.

    Purchasers of the shares of common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus.

    A copy of the prospectus in electronic format will be made available on the Internet web site hosted by E*OFFERING Corp. and E*TRADE Securities, Inc. E*TRADE will accept conditional offers to purchase shares from all of its customers that pass and complete an online eligibility profile. In the event that the demand for shares from the customers of E*TRADE exceeds the amount of shares allocated to it, E*TRADE will use a random allocation methodology to distribute shares in even lots of 100 shares/customer.

    At our request, the underwriters have reserved up to 5% of the shares of the common stock offered by this prospectus for sale to our officers, directors, employees and their family members and to our business associates at the initial public offering price set forth on the cover page of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. In addition to the 5% of the shares of common stock that have been reserved as described above, E*OFFERING Corp. has reserved up to shares for sale to some of our cooperative respondents on the same terms and conditions. The number of shares available for sale to customers of E*OFFERING Corp. will be reduced to the extent these persons purchase their reserved shares.

    In connection with this offering, we have agreed to pay The Wallach Company $150,000 as a finder's fee for its assistance in introducing us to the underwriters.

                                 LEGAL MATTERS

    Harris Beach & Wilcox, LLP, Rochester, New York will pass upon the validity of the common stock that we are selling in this offering. O'Melveny & Myers LLP, New York, New York will pass upon legal matters for the underwriters. Beth Ela Wilkens, a partner of Harris Beach & Wilcox, LLP, holds options to purchase 28,000 shares of our common stock.

                                    EXPERTS

    Our consolidated balance sheets as of June 30, 1998 and 1999 and our consolidated statements of operations, stockholders' equity and cash flows for the three years in the period ended June 30, 1999 have been included in this prospectus and in the registration statement in reliance upon the reports of PricewaterhouseCoopers, LLP, independent accountants, appearing elsewhere, and upon the authority of PricewaterhouseCoopers, LLP as experts in accounting and auditing.

                        CHANGE IN PRINCIPAL ACCOUNTANTS

    In May 1998, we dismissed KPMG LLP and engaged PricewaterhouseCoopers, LLP as our independent accountants. The selection of PricewaterhouseCoopers, LLP as our independent accountants was ratified by the Board of Directors in October 1998. KPMG LLP's report on our consolidated financial statements for fiscal 1997 (which does not appear in this prospectus) did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During fiscal 1997, we had no disagreement with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to their satisfaction, would have caused them to make reference in connection with their report on our consolidated financial statements. KPMG LLP did not issue a report on our consolidated financial statements for fiscal 1998 or 1999.

    During fiscal 1998, we discussed with KPMG LLP the accounting treatment for database development costs and requested that KPMG consider whether capitalization and amortization of all or any significant portion of those costs would be appropriate. KPMG LLP advised us that generally accepted accounting principles require expensing such costs as incurred. We inquired of KPMG LLP whether there was any flexibility with respect to the accounting treatment and, after considerable additional discussion, KPMG LLP confirmed its original advice. Because this involved a matter of generally accepted accounting principles, if KPMG LLP had continued as the company's independent accountants without resolution of the issue to their satisfaction, it would have caused KPMG LLP to qualify its opinion regarding this matter in its report on our consolidated financial statements for fiscal 1998. The matter was not pursued further with KPMG LLP. We subsequently retained PricewaterhouseCoopers, LLP to replace KPMG LLP as our independent accountants in connection with the audit of our consolidated financial statements for fiscal 1998. KPMG LLP was authorized to respond fully to any inquiries of PricewaterhouseCoopers concerning this subject matter. PricewaterhouseCoopers, LLP confirmed the advice of KPMG LLP regarding the expensing of database development costs, and our consolidated statements appearing elsewhere in this prospectus reflect this treatment.

                             AVAILABLE INFORMATION

    We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, under the Securities Act of 1933, a registration statement on Form S-1 relating to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the shares we are offering by this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

    You may inspect a copy of the registration statement without charge at the Public Reference Room of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Securities and Exchange Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's World Wide Web address is HTTP://WWW.SEC.GOV.

    As a result of the offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Upon approval of the common stock for the quotation on the Nasdaq National Market, such reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington D.C. 20006.

    We intend to furnish holders of the common stock with annual reports containing, among other information, audited consolidated financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. We intend to furnish such other reports as we may determine or as may be required by law.

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                   PAGE
                                                                                                             -----------

Report of Independent Accountants..........................................................................         F-2

Consolidated Balance Sheets at June 30, 1998 and 1999......................................................         F-3

Consolidated Statements of Operations for the fiscal years ended June 30, 1997, 1998 and 1999..............         F-4

Consolidated Statements of Stockholders' Equity for the fiscal years ended June 30, 1997, 1998 and 1999....         F-5

Consolidated Statements of Cash Flows for the fiscal years ended June 30, 1997, 1998 and 1999..............         F-6

Notes to Consolidated Financial Statements.................................................................         F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Harris Interactive Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Harris Interactive Inc. (the Company) and its subsidiaries at June 30, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP
Rochester, New York
September 1, 1999, except as to Note 16, which is as of September 7, 1999

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                JUNE 30,              PRO FORMA
                                                                       ---------------------------    (NOTE 2)
                                                                           1998          1999        (UNAUDITED)
                                                                       ------------  -------------  -------------
                                                     ASSETS
Current assets:
  Cash and cash equivalents..........................................  $      3,751  $     108,161  $     108,161
  Accounts receivable................................................     3,918,278      5,989,164      5,989,164
  Costs and estimated earnings in excess of billings on uncompleted
    contracts........................................................     1,249,129      1,705,943      1,705,943
  Prepaid expenses...................................................        64,432         82,728         82,728
  Deferred income taxes..............................................       191,000         29,000         29,000
  Income taxes receivable............................................       786,361         41,633         41,633
  Loan to officer....................................................        42,500
                                                                       ------------  -------------  -------------
    Total current assets.............................................     6,255,451      7,956,629      7,956,629
Property, plant and equipment, net...................................     1,814,326      5,028,785      5,028,785
Goodwill, less accumulated amortization of $249,722 in 1998 and
  $353,055 in 1999...................................................     1,300,278      1,196,945      1,196,945
Deferred income taxes................................................       289,000        451,000        451,000
Other assets.........................................................       138,735        151,535        151,535
                                                                       ------------  -------------  -------------
                                                                       $  9,797,790  $  14,784,894  $  14,784,894
                                                                       ------------  -------------  -------------
                                                                       ------------  -------------  -------------
                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current installment of long-term debt..............................  $    300,000
  Accounts payable...................................................       177,712  $   1,843,264  $   1,843,264
  Accrued expenses...................................................     2,648,379      1,799,980      1,799,980
  Short-term borrowings..............................................     2,217,920        291,300        291,300
  Billings in excess of costs and estimated earnings on uncompleted
    contracts........................................................     3,107,197      3,470,492      3,470,492
                                                                       ------------  -------------  -------------
    Total current liabilities........................................     8,451,208      7,405,036      7,405,036
Long-term debt, excluding current installment........................       400,000
                                                                       ------------  -------------  -------------
    Total liabilities................................................     8,851,208      7,405,036      7,405,036
                                                                       ------------  -------------  -------------
Mandatory redeemable preferred stock.................................                   15,876,000
                                                                       ------------  -------------  -------------
Stockholders' equity (deficit):
  Common stock, $.01 par value -
  Authorized--56,000,000 and 28,000,000 shares in 1998 and 1999, respectively
  Issued and outstanding--12,062,960 shares in 1998 and 10,870,692
    shares in 1999...................................................       120,629        108,706        226,609
  Additional paid-in capital.........................................       492,120      4,812,824     19,394,921
  Unamortized deferred compensation..................................                     (650,180)      (650,180)
  Retained earnings (deficit)........................................       333,833    (12,767,492)   (11,591,492)
                                                                       ------------  -------------  -------------
    Total stockholders' equity (deficit).............................       946,582     (8,496,142)     7,379,858
                                                                       ------------  -------------  -------------
                                                                       $  9,797,790  $  14,784,894  $  14,784,894
                                                                       ------------  -------------  -------------
                                                                       ------------  -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                             FOR THE YEARS ENDED JUNE 30,
                                                                     --------------------------------------------
                                                                         1997           1998            1999
                                                                     -------------  -------------  --------------
Revenues from services.............................................  $  23,326,862  $  26,290,496     $28,965,299
Cost of services...................................................     15,629,282     16,617,755      19,086,311
                                                                     -------------  -------------  --------------
      Gross profit.................................................      7,697,580      9,672,741       9,878,988
Database development expenses......................................                     2,753,000       4,505,000
Selling, general and administrative expenses.......................      6,390,753      9,811,788      14,400,996
                                                                     -------------  -------------  --------------
      Operating income (loss)......................................      1,306,827     (2,892,047)     (9,027,008)
                                                                     -------------  -------------  --------------
Other income (deductions):
  Interest income..................................................         29,735          5,269         206,531
  Interest expense.................................................       (118,583)      (166,329)        (26,202)
                                                                     -------------  -------------  --------------
                                                                           (88,848)      (161,060)        180,329
                                                                     -------------  -------------  --------------
      Earnings (loss) before income taxes..........................      1,217,979     (3,053,107)     (8,846,679)
Income tax expense (benefit).......................................        490,000     (1,114,000)
                                                                     -------------  -------------  --------------
      Net earnings (loss)..........................................        727,979     (1,939,107)     (8,846,679)
Accrued dividends on preferred stock...............................                                    (1,176,000)
                                                                     -------------  -------------  --------------
Net earnings (loss) available to holders of common stock...........  $     727,979  $  (1,939,107) $  (10,022,679)
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------
Basic net earnings (loss) per share................................  $         .06  $        (.16) $        (1.01)
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------
  Weighted average shares outstanding--basic.......................     11,741,935     11,903,256       9,955,261
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------
Diluted net earnings (loss) per share..............................  $         .06  $        (.16) $        (1.01)
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------
  Weighted average shares outstanding--diluted.....................     12,371,865     11,903,256       9,955,261
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------

  The accompanying notes are an integral part of these consolidated financial statements.

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                           COMMON STOCK
                                           OUTSTANDING          ADDITIONAL    UNAMORTIZED      RETAINED         TOTAL
                                     ------------------------    PAID-IN       DEFERRED        EARNINGS     STOCKHOLDERS'
                                        SHARES       AMOUNT      CAPITAL     COMPENSATION     (DEFICIT)        EQUITY
                                     ------------  ----------  ------------  -------------  --------------  -------------
Balance at June 30, 1996...........    11,793,096  $  117,931                               $    1,544,961  $   1,662,892
Issuance of common stock...........       276,332       2,763  $     71,442                                        74,205
Purchase and retirement of common
  stock from a related party.......      (306,768)     (3,068)      (69,570)                                      (72,638)
Net earnings.......................                                                                727,979        727,979
                                     ------------  ----------  ------------  -------------  --------------  -------------
Balance at June 30, 1997...........    11,762,660     117,626         1,872                      2,272,940      2,392,438
Issuance of common stock...........       314,664       3,147        87,031                                        90,178
Purchase and retirement of common
  stock............................       (14,364)       (144)       (6,535)                                       (6,679)
Compensation expense on stock
  options issued...................                                 409,752                                       409,752
Net loss...........................                                                             (1,939,107)    (1,939,107)
                                     ------------  ----------  ------------  -------------  --------------  -------------
Balance at June 30, 1998...........    12,062,960     120,629       492,120                        333,833        946,582
Purchase and retirement of common
  stock............................    (2,382,296)    (23,823)     (492,120)                    (2,484,048)    (2,999,991)
Issuance costs incurred on
  preferred stock..................                                                               (594,598)      (594,598)
Issuance of common stock...........     1,190,028      11,900     4,146,960                                     4,158,860
Deferred compensation on stock
  options issued (but not
  vested)..........................                                 665,864   $  (665,864)                             --
Amortization of deferred
  compensation.....................                                                15,684                          15,684
Accrued dividends on preferred
  stock............................                                                             (1,176,000)    (1,176,000)
Net loss...........................                                                             (8,846,679)    (8,846,679)
                                     ------------  ----------  ------------  -------------  --------------  -------------
Balance at June 30, 1999...........    10,870,692  $  108,706  $  4,812,824   $  (650,180)  $  (12,767,492) $  (8,496,142)
                                     ------------  ----------  ------------  -------------  --------------  -------------
                                     ------------  ----------  ------------  -------------  --------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              FOR THE YEARS ENDED JUNE 30,
                                                                        -----------------------------------------
                                                                           1997          1998           1999
                                                                        -----------  -------------  -------------
Cash flows from operating activities:
  Net earnings (loss).................................................  $   727,979  $  (1,939,107) $  (8,846,679)
Adjustments to reconcile net earnings (loss) to net cash provided by
  (used in) operating activities --
  Depreciation and amortization.......................................      639,924        782,649      1,261,141
  Amortization of deferred compensation...............................                                     15,684
  Deferred income taxes...............................................      (29,000)      (385,000)
  (Increase) decrease in --
    Accounts receivable...............................................   (1,521,032)       305,715     (2,070,886)
    Costs and estimated earnings in excess of billings on uncompleted
      contracts.......................................................   (1,260,673)       681,339       (456,814)
    Prepaid expenses..................................................       38,710         (6,002)       (18,296)
    Income taxes receivable...........................................                    (786,361)       744,728
    Other assets......................................................      (12,009)       (12,260)       (12,800)
  Increase (decrease) in--
    Accounts payable..................................................      192,404       (304,395)     1,665,552
    Accrued expenses..................................................      505,086      1,076,374       (848,399)
    Income taxes payable..............................................      206,952       (221,411)
    Billings in excess of costs and estimated earnings on uncompleted
      contracts.......................................................      559,527       (227,071)       363,295
                                                                        -----------  -------------  -------------
        Net cash provided by (used in) operating activities...........       47,868     (1,035,530)    (8,203,474)
                                                                        -----------  -------------  -------------
Cash flows from investing activities:
  Repayment (borrowings) of loan to officer...........................       17,500        (25,000)        42,500
  Capital expenditures................................................     (689,255)      (976,971)    (4,372,267)
                                                                        -----------  -------------  -------------
        Net cash used in investing activities.........................     (671,755)    (1,001,971)    (4,329,767)
                                                                        -----------  -------------  -------------
Cash flows from financing activities:
  Principal payments under long-term debt.............................     (720,783)      (400,000)      (700,000)
  Increase (decrease) in short-term borrowings........................      618,600      1,599,320     (1,926,620)
  Net proceeds from issuance of preferred stock.......................                                 14,105,402
  Repurchase of common stock..........................................      (72,638)        (6,679)    (2,999,991)
  Issuance of common stock and stock options..........................       74,205        499,930      4,158,860
                                                                        -----------  -------------  -------------
      Net cash (used in) provided by financing activities.............     (100,616)     1,692,571     12,637,651
                                                                        -----------  -------------  -------------
Net (decrease) increase in cash and cash equivalents..................     (724,503)      (344,930)       104,410
Cash and cash equivalents at beginning of year........................    1,073,184        348,681          3,751
                                                                        -----------  -------------  -------------
Cash and cash equivalents at end of year..............................  $   348,681  $       3,751  $     108,161
                                                                        -----------  -------------  -------------
                                                                        -----------  -------------  -------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid (received) during the year for:
  Interest............................................................  $   133,583  $     171,329  $      34,952
                                                                        -----------  -------------  -------------
                                                                        -----------  -------------  -------------
  Income taxes........................................................  $   378,048  $     255,574  $    (748,117)
                                                                        -----------  -------------  -------------
                                                                        -----------  -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

1. BUSINESS

    Harris Interactive Inc. and Subsidiaries (the Company) is a marketing research, consulting and polling firm. The Company conducts work in a number of specialized areas: Commercial Market Research, Media Research and Polling, Health Care Research and Customer Satisfaction Research, employing various methods of data collection, including using their exclusive panel of on-line respondents for both custom and multi-client projects.

    The Company includes the accounts of Gordon S. Black Corporation (GSBC), GSBC Ohio Corporation, with principal operations located in Youngstown, Ohio and Louis Harris & Associates, Inc. (LHA), with principal operations located in New York, New York. During fiscal 1999, the Company changed its name from Harris Black International, Ltd. to Harris Interactive Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of GSBC, GSBC Ohio Corporation and LHA. All intercompany balances and transactions have been eliminated in consolidation.

    UNAUDITED PRO FORMA BALANCE SHEET

    The Company's Preferred Stock automatically converts into Common Stock concurrent with the closing of an initial public offering (Note 11). Accordingly, the unaudited pro forma balance sheet has been presented on a basis to give effect to the automatic conversion of such stock as of the closing date of the initial public offering which is assumed to have been converted as of June 30, 1999.

    CASH AND CASH EQUIVALENTS

    Cash equivalents include marketable securities with original maturities of three months or less.

    FIXED ASSETS

    Fixed assets are stated at cost. Depreciation of fixed assets is calculated on the straight-line or accelerated methods over the estimated useful lives of the assets, which are generally 3 to 7 years. Leasehold improvements are amortized on the straight-line method over the estimated useful life of the assets or lease term, whichever is shorter.

    GOODWILL

    Goodwill, which represents the excess of the purchase price over fair value of LHA's net assets acquired, is amortized on a straight-line basis over 15 years. The Company evaluates goodwill and all long-lived assets for impairment at least annually. In completing this evaluation, the Company compares its best estimate of future cash flows with the respective carrying value of such assets. Amortization expense amounted to $103,333 in each of the fiscal years ended 1997, 1998 and 1999, respectively.

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    REVENUE RECOGNITION

    The Company recognizes revenue from services principally on the percentage of completion method in the ratio that costs incurred bears to estimated cost at completion. Revenues include amounts billed to customers to cover subcontractor costs and other direct expenses. Provision for estimated contract losses, if any, is made in the period such losses are determined.

    INTERNET DATABASE DEVELOPMENT EXPENSES

    The Company is in the process of developing a database of e-mail addresses through a strategic alliance formed with a marketing services firm. The Company is using these addresses to conduct marketing research, polling and surveys on behalf of its customers. The costs to acquire these addresses and other external database development costs approximated $2.8 million and $4.5 million in fiscal 1998 and 1999, respectively. Such costs have been classified as database development expenses in the consolidated statement of operations and are expensed as incurred.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    Cash, accounts receivable and Preferred Stock are valued at their carrying or redemption amounts, which are reasonable estimates of their fair value. The carrying value of the note payable and short-term borrowings approximates fair value, as the interest rate on this debt approximates market rates at June 30, 1998 and 1999. The fair value of all other financial instruments approximates cost.

    CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially expose the Company to concentrations of credit risk consist principally of accounts receivable as well as costs and estimated earnings in excess of billings on uncompleted contracts. The Company performs ongoing credit evaluations of its customers' financial condition and based upon the existing client portfolio and limited historical write-offs, management believes that a reserve for doubtful accounts is not considered necessary.

    INCOME TAXES

    The Company accounts for income taxes using the asset and liability approach which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities.

    This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in income tax rates upon

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) enactment. Deferred tax assets are recognized, net of any valuation allowance, for deductible temporary differences and net operating loss and tax credit carryforwards.

    RECENT PRONOUNCEMENTS

    In March 1998, the AICPA issued Statement of Position 98-1 (SOP 98-1), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires companies to capitalize certain costs of computer software developed or obtained for internal use, provided that those costs are not research and development. The Company expects to adopt the provisions of SOP 98-1 in fiscal 2000. Management has not yet determined the effect that the adoption of SOP 98-1 will have on the Company's results of operations or financial position.

    RECLASSIFICATIONS

    It is the Company's policy to reclassify amounts in prior year's financial statements to conform with the current year's presentation.

3. CONTRACTS IN PROGRESS

    Accumulated costs and estimated earnings and billings on contracts in progress at June 30 follows:

                                                                      1998           1999
                                                                  -------------  -------------
Accumulated costs and estimated earnings........................  $   6,368,573  $   6,407,993
  LESS--Billings................................................     (8,226,641)    (8,172,542)
                                                                  -------------  -------------
                                                                  $  (1,858,068) $  (1,764,549)
                                                                  -------------  -------------
                                                                  -------------  -------------

    Contracts in progress are included in the accompanying balance sheets under the following captions:

                                                                      1998           1999
                                                                  -------------  -------------
Costs and estimated earnings in excess of billings on
  uncompleted contracts.........................................  $   1,249,129  $   1,705,943
Billings in excess of costs and estimated earnings on
  uncompleted contracts.........................................     (3,107,197)    (3,470,492)
                                                                  -------------  -------------
                                                                  $  (1,858,068) $  (1,764,549)
                                                                  -------------  -------------
                                                                  -------------  -------------

4. LOAN TO OFFICER

    The Company made a demand loan of $70,000 to an officer of the Company with an outstanding balance of $42,500 at June 30, 1998. This loan was collateralized by 700,000 shares of Company stock held by the officer. The loan was fully repaid in fiscal 1999.

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

5. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consists of the following:

                                                                            JUNE 30,
                                                                  ----------------------------
                                                                      1998           1999
                                                                  -------------  -------------
Furniture and fixtures..........................................  $     832,088  $   1,393,560
Equipment.......................................................      3,441,165      6,435,848
Leashold improvements...........................................        771,562      1,587,674
                                                                  -------------  -------------
                                                                      5,044,815      9,417,082
  LESS--Accumulated depreciation................................     (3,230,489)    (4,388,297)
                                                                  -------------  -------------
                                                                  $   1,814,326  $   5,028,785
                                                                  -------------  -------------
                                                                  -------------  -------------

    Depreciation expense amounted to $536,591, $679,316 and $1,157,808 in fiscal years 1997, 1998 and 1999, respectively.

    The Company has several noncancelable operating leases for office space and office equipment. Future minimum lease payments under noncancelable operating leases as of June 30, 1999 are as follows:

YEARS ENDING JUNE 30:
--------------------------------------------------------------------------------
2000............................................................................  $  1,418,836
2001............................................................................     1,415,437
2002............................................................................     1,295,709
2003............................................................................     1,149,275
2004............................................................................       580,500
2005 and beyond.................................................................       265,250

    Total rental expense for operating leases in 1997, 1998 and 1999 was $1,173,277, $1,335,315 and $1,612,459, respectively.

6. BUSINESS SEGMENT AND GEOGRAPHICAL INFORMATION

    In 1999, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 131, "Disclosure About Segments of an Enterprise and Related Information." SFAS No. 131 superseded SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The Company operates in a single domestic market engaged principally in marketing research, consulting and polling.

    For the year ended June 30, 1999, revenues from the Company's two largest customers comprised 15% and 14% of revenues, respectively. For the year ended June 30, 1998, revenues from the two largest customers comprised 19% and 15% of revenues. For the year ended June 30, 1997, revenues from one major customer amounted to 22% of revenues.

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

7. ACCRUED EXPENSES

    Accrued expenses consisted of the following at June 30:

                                                                        1998          1999
                                                                    ------------  ------------
Internet database development expenses............................  $  1,000,000
Payroll and withholding expenses..................................       754,053  $    474,233
Bonuses...........................................................       665,000       838,700
Other.............................................................       229,326       487,047
                                                                    ------------  ------------
                                                                    $  2,648,379  $  1,799,980
                                                                    ------------  ------------
                                                                    ------------  ------------

8. LONG-TERM DEBT

    Long-term debt consisted of the following at June 30:

                                                                           1998        1999
                                                                        ----------  ----------
Note payable to Gannett Co., Inc.
Interest is payable quarterly at 7 1/2%...............................  $  700,000  $       --
LESS--Current installment.............................................    (300,000)
                                                                        ----------  ----------
Long-term debt, excluding current installment.........................  $  400,000  $       --
                                                                        ----------  ----------
                                                                        ----------  ----------

    The note payable was paid in fiscal 1999.

9. LINE OF CREDIT

    The Company maintains a line of credit with a commercial bank providing borrowings up to $3,000,000 in fiscal 1998 and $1,500,000 in fiscal 1999 at prime plus 1%. The prime rate in effect at June 30, 1999 was 7.75%. Borrowings under this arrangement are due upon demand. The Company had borrowings of $2,217,920 and $291,300 under this agreement at June 30, 1998 and 1999, respectively. The line of credit is collateralized by the assets of the Company.

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

10. INCOME TAXES

    Income tax (benefit) expense consists of:

                                                         CURRENT     DEFERRED        TOTAL
                                                       -----------  -----------  -------------
1999:
  Federal............................................  $        --  $        --  $          --
  State
                                                       -----------  -----------  -------------
                                                       $        --  $        --  $          --
                                                       -----------  -----------  -------------
                                                       -----------  -----------  -------------

1998:
  Federal............................................  $  (728,300) $  (170,500) $    (898,800)
  State..............................................         (700)    (214,500)      (215,200)
                                                       -----------  -----------  -------------
                                                       $  (729,000) $  (385,000) $  (1,114,000)
                                                       -----------  -----------  -------------
                                                       -----------  -----------  -------------

1997:
  Federal............................................  $   419,000  $   (29,000) $     390,000
  State..............................................      100,000           --        100,000
                                                       -----------  -----------  -------------
                                                       $   519,000  $   (29,000) $     490,000
                                                       -----------  -----------  -------------
                                                       -----------  -----------  -------------

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance was recorded in 1999 primarily related to federal and state net operating loss carryforwards generated for the year ended June 30, 1999. The Company continually reviews the adequacy of the valuation allowance and recognizes these benefits only as reassessment indicates that it is more likely than not that the benefits will be realized. The components of deferred income tax assets at June 30 are presented below:

                                                                         1998         1999
                                                                      ----------  ------------
Deferred tax assets:
  Net operating loss carryforwards..................................  $  191,000  $  3,659,000
  Financial statement versus tax depreciation.......................      64,000        62,000
  Tax credit carryforwards..........................................      78,000        93,000
  Compensation expense accounted for differently between financial
    reporting and tax purposes......................................     147,000       153,000
  Book expenses currently not deductible for tax purposes...........                    29,000
                                                                      ----------  ------------
      Gross deferred tax assets.....................................     480,000     3,996,000
    LESS--Valuation allowance.......................................                (3,516,000)
                                                                      ----------  ------------
      Net deferred tax assets.......................................  $  480,000  $    480,000
                                                                      ----------  ------------
                                                                      ----------  ------------

    The New York State and Federal net operating loss carryforwards (NOLs) of approximately $11,120,000 and $9,149,000, respectively, expire at various times through 2019.

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

10. INCOME TAXES (CONTINUED)
    The differences between income taxes (benefit) at the U.S. statutory rate and the effective rate are summarized as follows:

                                                         1997         1998           1999
                                                      ----------  -------------  -------------
Provision (benefit) at Federal statutory rate.......  $  414,000  $  (1,038,100) $  (3,008,000)
State income taxes, net of federal income tax
  benefit...........................................      66,000       (141,200)      (435,000)
Book expenses not deductible for tax................                     64,000          7,400
Other...............................................      10,000          1,300        (80,400)
Valuation allowance.................................                                 3,516,000
                                                      ----------  -------------  -------------
                                                      $  490,000  $  (1,114,000) $          --
                                                      ----------  -------------  -------------
                                                      ----------  -------------  -------------

11. STOCKHOLDERS' EQUITY

    REDEEMABLE PREFERRED STOCK

    In July 1998, the Company authorized and issued 147,000 shares of Preferred Stock having a par value of $.01 per share and received proceeds in the amount of $14,700,000. Beginning November 1, 2002, the holders may redeem up to an aggregate of 49,000 shares and commencing November 1, 2004, they may redeem all shares outstanding. The redemption value of Preferred Stock is equal to $100 per share plus accrued and unpaid dividends. The total redemption value of Preferred Stock at June 30, 1999 in the amount of $15,876,000 is classified on the Company's balance sheet as mandatory redeemable Preferred Stock and includes $1,176,000 of accrued and unpaid dividends. In the event of voluntary or involuntary liquidation of the Company, the holders of Preferred Stock are entitled to receive liquidating distributions in the amount of $100 per share plus accrued and unpaid dividends before payment is made to holders of Common Stock. The costs associated with issuing these securities in the amount of $594,598 were charged to retained deficit due to the fact that the Preferred Stock is required to be carried at redemption value.

    Dividends are cumulative from the date of issuance at an annual rate of 8% and are added to the net loss in fiscal 1999 in determining net loss per common share.

    The Preferred Stock is convertible into 11,790,324 shares of Common Stock at the option of the holders. In the event of a public offering pursuant to an effective registration statement with the Securities and Exchange Commission that results in aggregate net proceeds to the Company of not less than $25,000,000, each share of Preferred Stock will be automatically converted to Common Stock of the Company.

    The holders of Preferred Stock are entitled to vote upon all matters upon which holders of shares of Common Stock of the Company have the right to vote, and shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which shares of Preferred Stock are then convertible.

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

11. STOCKHOLDERS' EQUITY (CONTINUED)

    COMMON STOCK

    In 1999, the Company amended the Certificate of Incorporation to decrease the number of authorized Common Stock to 28,000,000 shares.

    The Company has outstanding Warrants to purchase 260,960 shares of Common Stock at $1.50 per share. The Warrants expire in July 2003.

    In 1999, the Board of Directors of the Company increased the total number of shares of Common Stock authorized and reserved for issuance under its stock option plan by 1,120,000 shares to 4,499,600 shares. There were 560,000 shares available for future grant at June 30, 1999.

12. EARNINGS PER SHARE

    In 1999, the Company adopted SFAS No. 128, "Earnings per Share," which requires the disclosure of basic and diluted earnings per share. Basic earnings per share is computed based on the weighted average number of Common Shares outstanding during the period. In arriving at the net loss available to holders of Common Stock, Preferred Stock dividends of $1,176,000 were added in fiscal 1999. Diluted earnings per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue Common Stock were exercised or converted into Common Stock or resulted in the issuance of Common Stock that then shared in the earnings of the Company.

    The table below summarizes the amounts used to calculate basic and dilutive earnings per share:

                                                 1997                                      1998                         1999
                               ----------------------------------------  ----------------------------------------  --------------
                                NET EARNINGS    WEIGHTED                    NET LOSS      WEIGHTED                    NET LOSS
                                AVAILABLE TO     AVERAGE                  AVAILABLE TO     AVERAGE                  AVAILABLE TO
                                 HOLDERS OF    OUTSTANDING      PER        HOLDERS OF    OUTSTANDING      PER        HOLDERS OF
                                COMMON STOCK     SHARES        SHARE      COMMON STOCK     SHARES        SHARE      COMMON STOCK
                               --------------  -----------  -----------  --------------  -----------  -----------  --------------
Basic net earnings (loss) per
  share......................    $  727,979    11,741,935    $     .06    $ (1,939,107)  11,903,256    $    (.16)   $(10,022,679)
Effect of dilutive stock
  options....................                     629,930
                               --------------  -----------               --------------  -----------               --------------
Diluted net earnings (loss)
  per share..................    $  727,979    12,371,865    $     .06    $ (1,939,107)  11,903,256    $    (.16)   $(10,022,679)
                               --------------  -----------         ---   --------------  -----------       -----   --------------
                               --------------  -----------         ---   --------------  -----------       -----   --------------


                                WEIGHTED
                                 AVERAGE
                               OUTSTANDING     PER
                                 SHARES       SHARE
                               -----------  ---------
Basic net earnings (loss) per
  share......................   9,955,261   $   (1.01)
Effect of dilutive stock
  options....................
                               -----------
Diluted net earnings (loss)
  per share..................   9,955,261   $   (1.01)
                               -----------  ---------
                               -----------  ---------

    All potentially dilutive securities were excluded from the above calculations for the years ended June 30, 1998 and 1999 because they were antidilutive. The equivalent weighted average share effects of Common Stock options excluded were 1,186,183 and 2,553,434 in fiscal 1998 and 1999, respectively. The weighted average potentially dilutive shares related to Preferred Stock excluded were 11,564,208 in fiscal 1999. The equivalent weighted average share effect of the outstanding Warrant excluded was 255,948 in fiscal 1999.

13. EMPLOYEE STOCK OPTION PLAN

    The Company has a nonqualified and incentive stock option plan that enables key employees and directors of the Company to purchase shares of Common Stock of the Company. The Company grants options to key employees to purchase its Common Stock, generally at fair value as of the date of grant,

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

13. EMPLOYEE STOCK OPTION PLAN (CONTINUED) based upon valuations determined by management and the Board of Directors. Such valuations have been prepared by the Company, primarily on an annual basis, since June 30, 1993. Options generally vest over a period up to 3 years and expire after 10 years from the date of grant.

    During fiscal 1999, 266,000 options were granted to employees at an amount which was less than the fair value of the Common Stock as of the grant date. Accordingly, the Company recorded $665,864 in unamortized deferred compensation for such options which vest over 3 years. Compensation expense will be amortized over the vesting period and unamortized deferred compensation has been recorded as a reduction in stockholders' equity. During fiscal 1999, compensation expense recognized in the consolidated statement of operations amounted to $15,684.

    During fiscal 1998, the life was extended on 1,050,000 options. As a result, a new measurement date occurred. Accordingly, the Company recorded approximately $301,000 in compensation expense for such options which were fully vested.

    Also during fiscal 1998, 980,000 options were granted to employees at an amount which was less than the fair value of the Common Stock as of the grant date. Accordingly, the Company recorded approximately $109,000 in compensation expense for such options which vested immediately upon grant.

    Stock option activity is as follows:

                                                                 NUMBER OF    WEIGHTED AVERAGE
                                                                   SHARES      PRICE PER SHARE
                                                                 ----------  -------------------
Outstanding at June 30, 1996...................................   1,134,000       $     .18
  Granted......................................................   1,136,800             .35
  Canceled.....................................................      84,000             .18
  Exercised....................................................      81,200             .35
                                                                 ----------
Outstanding at June 30, 1997...................................   2,105,600             .26
  Granted......................................................   2,240,000             .42
  Canceled.....................................................     770,000             .35
  Exercised....................................................     196,000             .18
                                                                 ----------
Outstanding at June 30, 1998...................................   3,379,600             .35
  Granted......................................................     560,000            1.26
  Canceled.....................................................      65,352             .47
  Exercised....................................................      97,048             .37
                                                                 ----------
Outstanding at June 30, 1999...................................   3,777,200             .48
                                                                 ----------
                                                                 ----------

    Under the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has elected to continue to account for its stock option plan in accordance with the provisions of APB

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

13. EMPLOYEE STOCK OPTION PLAN (CONTINUED)
Opinion No. 25. Had compensation cost for the Company's stock option plan been determined consistent with the provisions of SFAS No. 123, the Company's net earnings (loss) and net earnings (loss) per share would have been the pro forma amounts indicated below:

                                                                     BASIC NET EARNINGS       DILUTED NET EARNINGS
                                                                           (LOSS)                    (LOSS)
                                                                         PER SHARE                 PER SHARE
                                                                    AVAILABLE TO HOLDERS      AVAILABLE TO HOLDERS
                                        NET EARNINGS (LOSS)
                                        AVAILABLE TO HOLDERS          OF COMMON STOCK           OF COMMON STOCK
                                          OF COMMON STOCK
                                    ----------------------------  ------------------------  ------------------------
                                         AS             PRO           AS           PRO          AS           PRO
                                      REPORTED         FORMA       REPORTED       FORMA      REPORTED       FORMA
                                    -------------  -------------  -----------  -----------  -----------  -----------
1997..............................  $     727,979  $     702,376   $     .06    $     .06    $     .06    $     .06
1998..............................     (1,939,107)    (2,043,487)       (.16)        (.17)        (.16)        (.17)
1999..............................    (10,022,679)   (10,100,110)      (1.01)       (1.01)       (1.01)       (1.01)

    For purposes of this disclosure, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants outstanding in 1997, 1998 and 1999.

                                                                           1997       1998       1999
                                                                         ---------  ---------  ---------
Risk-free interest rate................................................       6.23%      5.68%      4.70%
Weighted average expected life (years).................................          3          3          3

    The weighted average grant date fair value of options granted in 1997, 1998 and 1999 is summarized below:

                                                                        1997                      1998               1999
                                                              ------------------------  ------------------------  -----------
                                                               WEIGHTED      AVERAGE     WEIGHTED      AVERAGE     WEIGHTED
                                                                 FAIR       EXERCISE       FAIR       EXERCISE       FAIR
                                                                 VALUE        PRICE        VALUE        PRICE        VALUE
                                                              -----------  -----------  -----------  -----------  -----------
Options whose exercise price equaled
  the grant date fair value.................................   $     .06    $     .35    $     .06    $     .47    $     .15
Options whose exercise price was less
  than the grant date fair value............................                             $     .28    $     .24    $    2.63


                                                                AVERAGE
                                                               EXERCISE
                                                                 PRICE
                                                              -----------
Options whose exercise price equaled
  the grant date fair value.................................   $    1.26
Options whose exercise price was less
  than the grant date fair value............................   $    1.26

    The following represents additional information about stock options outstanding at June 30, 1999:

                       OPTIONS OUTSTANDING
-----------------------------------------------------------------
                                  WEIGHTED                             OPTIONS EXERCISABLE
                                   AVERAGE                         ---------------------------
   RANGE OF                       REMAINING          WEIGHTED                     WEIGHTED
   EXERCISE                         LIFE              AVERAGE                      AVERAGE
    PRICES        NUMBER         CONTRACTUAL      EXERCISE PRICE     NUMBER    EXERCISE PRICE
  PER SHARE     OUTSTANDING        (YEARS)          (PER SHARE)    EXERCISABLE   (PER SHARE)
--------------  -----------  -------------------  ---------------  ----------  ---------------
 .$18--$.24....   1,204,000                8          $     .20      1,204,000     $     .20
 .35--.47.....    2,013,200                8                .44        929,712           .42
1.26.........      560,000               10               1.26          7,000          1.26

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

14. 1997 STOCK PROGRAM

    The 1997 Stock Program replaces a similar program enacted in 1993. Under this program, the Company purchases outstanding shares of Common Stock and may:
1) grant to certain employees the right to purchase shares; and/or 2) designate that a portion of the compensation payable under the Company's bonus plans be paid in Common Stock. All purchases and sales are at the same Board-approved transaction price (deemed to be fair value) and occur within six months following the end of the Company's year end. The plan has a repurchase requirement whereby the Company must attempt to repurchase certain amounts of its Common Stock.

    Transactions under the 1997 Stock Program are as follows:

                                                                   1997                  1998                  1999
                                                           --------------------  --------------------  --------------------
                                                            NUMBER                NUMBER                NUMBER
                                                           OF SHARES   AMOUNT    OF SHARES   AMOUNT    OF SHARES   AMOUNT
                                                           ---------  ---------  ---------  ---------  ---------  ---------
Shares purchased or retired..............................    306,768  $  72,638     14,364  $   6,679     57,540  $  72,459
Shares issued............................................    195,132     46,046    118,664     55,178     57,540     72,459

15. 401(K) PLAN

    Effective January 1, 1995, the Company adopted the Gordon S. Black Corporation 401(k) Plan (the Plan).

    Eligibility to participate in the Plan, including employer matching contributions, if any, is limited to those employees who are at least 21 years of age and have completed one year of employment with at least 1,000 hours of service. However, employees are eligible to contribute to the Plan upon completion of one quarter of service.

    Participants may contribute 1% to 18% of compensation. Employer contributions are discretionary, and include matching contributions and profit sharing contributions. Matching contributions, if made, are equal to 50% of a participant's contributions, relating to the first 4% of compensation up to a maximum contribution of $600 per year. Profit sharing contributions may range from 0% to 15% of the total compensation of the participants in the Plan, and are allocated to each participant based on the ratio that each participant's compensation bears to the total compensation of all participants eligible for an allocation.

    Matching contribution expense incurred by the Company during 1997, 1998, and 1999 was $72,867, $80,616 and $94,284, respectively.

16. SUBSEQUENT EVENTS

    LINE OF CREDIT

    In July 1999, the Company increased the total amount available under its line of credit from $1,500,000 to $5,000,000. The interest rate for borrowings on the first $2,000,000 will be prime plus 1% and any borrowings in excess of $2,000,000 will be from 10% to 12%.

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

16. SUBSEQUENT EVENTS (CONTINUED)
    STOCK SPLIT

    On September 7, 1999, the Company declared a 28-for-1 stock split. All references in the consolidated financial statements referring to share prices, conversion rates, per share amounts, stock option plans and Common Stock issued and outstanding have been adjusted retroactively for the 28-for-1 stock split.

    On September 7, 1999, the Company amended its certificate of incorporation to increase the authorized number of Common Stock to 100,000,000 with a par value of $0.001 per share.

                            [INTENTIONALLY OMITTED]

                                          SHARES
                                     [LOGO]

                            HARRIS INTERACTIVE INC.
                                  COMMON STOCK
                             ---------------------

                                   PROSPECTUS

                                        , 1999

                            ------------------------

                                LEHMAN BROTHERS
                           U.S. BANCORP PIPER JAFFRAY
                          VOLPE BROWN WHELAN & COMPANY
                                   E*OFFERING

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all costs and expenses payable by the Registrant in connection with the issuance and distribution of the common stock being registered, other than underwriting discounts and commissions. All amounts are estimates, except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

SEC Registration Fee...............................................  $  23,978
NASD Filing Fee....................................................      8,952
Nasdaq National Market Listing Fee.................................     95,000
Legal Fees and Expenses............................................
Accountants Fees and Expenses......................................
Printing and Engraving Fees........................................
Blue Sky fees and expenses.........................................
Transfer Agent and Registrar Fee and Expenses......................
Miscellaneous......................................................
Total..............................................................  $
                                                                     ---------
                                                                     ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Article VIII of the Registrant's Bylaws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware Corporation Law.

    Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (I) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Article X of the Registrant's Amended and Restated Certificate of Incorporation provides for such limitation of liability.

    The Registrant intends to obtain directors' and officers' insurance providing indemnification for certain of the Registrant's directors, officers and employees for certain liabilities.

    Reference is also made to the Underwriting Agreement to be filed as Exhibit
1.1 to the Registration Statement for information concerning the Underwriters' obligation to indemnify the Registrant and its officers and directors in certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since September 1, 1996, the Registrant has issued and sold the following unregistered securities:

    (a) From September 1996 to September 1999, the Registrant issued and sold an aggregate of 374,248 shares of common stock to directors, officers, employees and former employees at prices ranging from $0.18 to $0.37 per share, for aggregate cash consideration of approximately $99,032. These shares were sold pursuant to the exercise of options granted by the Registrant's board of directors. From September 1996 to September 1999, 371,336 shares of common stock were awarded to officers and employees pursuant to the Registrant's 1997 Stock Program. As to each director, officer, employee and former employee of the Registrant who was issued the common stock described in this paragraph, the Registrant relied upon Rule 701 of the Securities Act of 1933. Each such person purchased securities of the Registrant pursuant to a written contract between such person and the Registrant. In addition, the Registrant met the conditions imposed by Rule 701(b).

    (b) In July 1998, the Registrant issued and sold an aggregate of 147,000 shares of Series A preferred stock at a price per share of $100.00, to three accredited investors, as that term is defined in Rule 501 of the Securities Act of 1933, for an aggregate cash consideration of $14,700,000. The shares were sold pursuant to a purchase agreement between the Registrant and such investors. The Registrant relied upon Section 4(2) of the Securities Act of 1933 in connection with the sale of these shares.

    (c) In July 1998, the Registrant issued a warrant to purchase 260,960 shares of common stock, with an exercise price per share of $1.50 to The Wallach Company, in consideration for The Wallach Company's arrangement of the investment referenced in subsection (b) above. The warrant was issued pursuant to an engagement letter. The warrant may be exercised in whole or in part at any time prior to the fifth anniversary date of grant and may be exercised for cash or pursuant to a net exercise provision contained therein. The Registrant relied upon Section 4(2) of the Securities Act of 1933 in connection with the original issuance of the warrants.

    (d) In April 1999, the Registrant issued and sold an aggregate of 1,092,980 shares of common stock at a price per share of $3.77 to an accredited investor, as that term is defined in Rule 501 of the Securities Act of 1933, for an aggregate cash consideration of $4,123,000. The shares were sold pursuant to an investment agreement with the investor. The Registrant relied upon Section 4(2) of the Securities Act of 1933 in connection with the sale of these shares.

    (e) In August 1999, the Registrant issued 44,352 shares of common stock to an individual upon the exercise, at an exercise price of $1.50 per share, of a warrant. The Registrant received an aggregate consideration of $66,528. The Registrant relied upon Section 4(2) of the Securities Act of 1933 in connection with the issuance of the shares.

    Appropriate restrictions were contained in the purchase and/or investment contracts relating to the sale of the securities issued in the above transactions, and appropriate legends were fixed to the certificates for the securities issued in those transactions. All recipients had adequate access, through their relationships with the Registrant to information about the Registrant.

    There were no underwriters employed in connection with any of the transactions set forth in Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


 1.1*      Form of Underwriting Agreement
 3.1*      Amended and Restated Certificate of Incorporation of the Registrant
 3.2*      Form of Amended and Restated Certificate of Incorporation of the Registrant to be
           filed upon completion of this offering
 3.3*      Bylaws of the Registrant
 4.1++     Specimen Certificate of Common Stock of the Registrant
 5.1++     Opinion of Harris Beach & Wilcox, LLP
10.1*      1999 Long Term Incentive Plan and form of agreements thereto
10.2*      1999 Employee Stock Purchase Plan and form of agreements thereto
10.3+      Unique Name Agreement between At Home Corporation and Registrant dated October 1,
           1999
10.4+      Strategic Alliance Agreement between Market Facts, Inc. and the Registrant dated
           April 23, 1999
10.5.1*    Confidentiality and Non-Competition Agreement dated September 1, 1999, between the
           Registrant and Gordon S. Black
10.5.2*    Confidentiality and Non-Competition Agreement dated September 1, 1999 between the
           Registrant and David H. Clemm
10.5.3*    Confidentiality and Non-Competition Agreement dated September 1, 1999 between the
           Registrant and Leonard R. Bayer
10.6.1*    Leases for 135 & 60 Corporate Woods, Rochester, New York dated April 12, 1991 between Gordon S. Black Corporation and Corporate Woods Associates, together with all amendments
10.6.2*    Lease for 70 Carlson Road, Rochester, New York dated July 1, 1998 between Gordon S.
           Black Corporation and Carlson Park Associates, together with all amendments thereto
10.7++     Lease for 111 Fifth Avenue, New York, New York dated June 9, 1994 between Louis
           Harris and Associates, Inc. and B.J.W. Associates
10.8*      Registration Agreement dated July 7, 1998 among the Registrant, Brinson Venture
           Capital Fund III, L.P., Brinson MAP Venture Capital Fund III Trust and the Virginia
           Retirement System
10.9++     Revolving Credit Facility dated August 18, 1999 between Gordon S. Black Corporation and Manufacturers and Traders Trust Company
10.10      Form of Lock-up Agreement
16.1++     Letter of KPMG LLP
21.1*      List of Subsidiaries
23.1++     Consent of Harris Beach & Wilcox, LLP (included in Exhibit 5.1)
23.2       Consent of PricewaterhouseCoopers LLP
24.1*      Power of Attorney (included on Page II-5)
27.1*      Financial Data Schedule


------------------------


*   Previously filed.



+ Confidential treatment has been requested pursuant to Rule 406 of the Securities Act for portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.



++  To be filed by amendment.

    (b) Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (a) To provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (c) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (d) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York on October 5, 1999.



                                HARRIS INTERACTIVE INC.

                                By:  /s/ GORDON S. BLACK
                                     -----------------------------------------
                                     Gordon S. Black, Chief Executive Officer
                                       and Chairman of the Board




    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



Dated: October 5, 1999                         /s/ GORDON S. BLACK
                                                 ------------------------------------------
                                                 Gordon S. Black, Chief Executive Officer
                                                 and Chairman of the Board (Principal
                                                 Executive Officer)

Dated: October 5, 1999                         *
                                                 ------------------------------------------
                                                 David H. Clemm, President, Chief Operating
                                                 Officer and Director

Dated: October 5, 1999                         /s/ BRUCE A. NEWMAN
                                                 ------------------------------------------
                                                 Bruce A. Newman, Chief Financial Officer
                                                 (Principal Financial and Accounting
                                                 Officer)

Dated: October 5, 1999                         *
                                                 ------------------------------------------
                                                 Leonard R. Bayer, Director

Dated: October 5, 1999                         *
                                                 ------------------------------------------
                                                 Thomas D. Berman, Director

Dated: October 5, 1999                         *
                                                 ------------------------------------------
                                                 G. Thomas Clark, Director

Dated: October 5, 1999                         *
                                                 ------------------------------------------
                                                 James R. Riedman, Director



Dated: October 5, 1999                      *By:       /s/ BRUCE A. NEWMAN
                                                         ----------------------------------------
                                                         Bruce A. Newman, as Attorney-in-Fact

                               INDEX TO EXHIBITS


 EXHIBIT
 NUMBER                                         DESCRIPTION OF EXHIBIT                                           PAGE
---------  -------------------------------------------------------------------------------------------------     -----
 1.1*      Form of Underwriting Agreement
 3.1*      Amended and Restated Certificate of Incorporation of the Registrant
 3.2*      Form of Amended and Restated Certificate of Incorporation of the Registrant to be filed upon completion of this offering
 3.3*      Bylaws of the Registrant
 4.1++     Specimen Certificate of Common Stock of the Registrant
 5.1++     Opinion of Harris Beach & Wilcox, LLP
10.1*      1999 Long Term Incentive Plan and form of agreements thereto
10.2*      1999 Employee Stock Purchase Plan and form of agreements thereto
10.3+      Unique Name Agreement between At Home Corporation and Registrant dated October 1, 1999
10.4+      Strategic Alliance Agreement between Market Facts, Inc. and the Registrant dated April 23, 1999
10.5.1*    Confidentiality and Non-Competition Agreement dated September 1, 1999, between the Registrant and
           Gordon S. Black
10.5.2*    Confidentiality and Non-Competition Agreement dated September 1, 1999 between the Registrant and
           David H. Clemm
10.5.3*    Confidentiality and Non-Competition Agreement dated September 1, 1999 between the Registrant and
           Leonard R. Bayer
10.6.1*    Leases for 135 & 60 Corporate Woods, Rochester, New York dated April 12, 1991 between Gordon S.
           Black Corporation and Corporate Woods Associates, together with all amendments
10.6.2*    Lease for 70 Carlson Road, Rochester, New York dated July 1, 1998 between Gordon S. Black
           Corporation and Carlson Park Associates, together with all amendments thereto
10.7++     Lease for 111 Fifth Avenue, New York, New York dated June 9, 1994 between Louis Harris and
           Associates, Inc. and B.J.W. Associates
10.8*      Registration Agreement dated July 7, 1998 among the Registrant, Brinson Venture Capital Fund III,
           L.P., Brinson MAP Venture Capital Fund III Trust and the Virginia Retirement System
10.9++     Revolving Credit Facility dated August 18, 1999 between Gordon S. Black Corporation and
           Manufacturers and Traders Trust Company
10.10      Form of Lock-up Agreement
16.1++     Letter of KPMG LLP
21.1*      List of Subsidiaries
23.1++     Consent of Harris Beach & Wilcox, LLP (included in Exhibit 5.1)
23.2       Consent of PricewaterhouseCoopers LLP
24.1*      Power of Attorney (included on Page II-5)
27.1*      Financial Data Schedule


------------------------


*   Previously filed.



+ Confidential treatment has been requested pursuant to Rule 406 of the Securities Act for portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.



++  To be filed by amendment.